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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189530

Prospectus

$910,000,000
Offer To Exchange
9.00% Senior Secured Notes due 2022, Registered under the
Securities Act for
All Outstanding 9.00% Senior Secured Notes due 2022
of

The McClatchy Company

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM
NEW YORK CITY TIME, ON AUGUST 22, 2013, UNLESS EXTENDED

        TERMS OF THE EXCHANGE OFFER:

  •
  We are offering to exchange $910,000,000 aggregate principal amount of our registered 9.00% Senior Secured Notes due 2022, which we refer to as the exchange notes, for all of our original unregistered 9.00% Senior Secured Notes due 2022, which we refer to as the original notes, that were issued in a private placement on December 18, 2012.

  •
  The terms of the exchange notes will be substantially identical to the original notes, except that the exchange notes will not be subject to transfer restrictions or registration rights relating to the original notes.

  •
  We are also offering to exchange the notes guarantees associated with the original notes, which we refer to as the original guarantees, for the notes guarantees associated with the exchange notes, which we refer to as the exchange guarantees.

  •
  The terms of the exchange guarantees will be substantially identical to the original guarantees, except that the exchange guarantees will not be subject to the transfer restrictions or registration rights relating to the original guarantees.

  •
  There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

  •
  We will exchange all original notes and related original guarantees that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer for an equal principal amount of exchange notes and related exchange guarantees.

        See the section entitled "Description of notes" that begins on page 47 for more information about the exchange notes and related exchange guarantees to be issued in this exchange offer.

        If you do not exchange your original notes and related original guarantees for exchange notes and related exchange guarantees in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and related original guarantees and indenture governing those notes. In general, you may not offer or sell your original notes and related original guarantees unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

        See the section entitled "Risk factors" that begins on page 12 for a discussion of the risks that you should consider prior to tendering your original notes and related original guarantees in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 25, 2013.

Important notice about information presented in this prospectus

        You should carefully read this prospectus. You should rely only on the information provided in this prospectus and the information incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to exchange the original notes for exchange notes in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and the information in the documents incorporated by reference into this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus.

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to holders upon written or oral request to The McClatchy Company, 2100 Q Street, Sacramento, California 95816, Attention: Investor Relations, Telephone: (916) 321-1844.

        In order to obtain timely delivery of such documents, holders of original notes and related original guarantees must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes and related guarantees.

i

Summary

        This summary highlights selected information included elsewhere or incorporated by reference in this prospectus to help you understand The McClatchy Company and the terms of the notes and the notes guarantees. Because this is a summary, you should carefully read this prospectus, as well as the information incorporated by reference in this prospectus, to fully understand the terms of the notes and the notes guarantees and other considerations that may be important to you in making a decision about whether to participate in the exchange offer. Unless the context indicates or requires otherwise, the terms "McClatchy," "our company," "we," "us," and "our" as used in this prospectus refer to The McClatchy Company, or McClatchy, and its consolidated subsidiaries. The terms "notes guarantors" and "notes guarantees" have the meanings defined in the "Description of notes." Unless the context indicates or requires otherwise, references to the "original notes" and the "exchange notes" as used in this prospectus shall be deemed to include the original guarantees associated with such original notes or the exchange guarantees associated with the exchange notes, as the case may be. We use the term "notes" in this prospectus to collectively refer to the original notes and the exchange notes, and we use the term "notes guarantees" in this prospectus to collectively refer to the original guarantees and the exchange guarantees.

 Company overview

        We are a leading local media company that provides both print and digital news and advertising services in the markets we serve. We have more than a century and a half of experience in mass and targeted media with our origins in the California Gold Rush era of 1857. Originally incorporated in California as McClatchy Newspapers, Inc., our three original California newspapers—The Sacramento Bee, The Fresno Bee and The Modesto Bee—were the core of our business until 1979, when we began to diversify geographically outside of California. At that time, we purchased two newspapers in the Northwest, the Anchorage Daily News and the Tri-City Herald in southeastern Washington. In 1986, we purchased The (Tacoma) News Tribune and in 1987, we reincorporated in Delaware. We expanded into the Carolinas when we purchased newspapers in South Carolina in 1990 and The News and Observer Publishing Company in North Carolina in 1995. In 2006, we acquired Knight-Ridder, Inc., retaining 20 daily papers and significant digital assets.

        As the third largest newspaper company in the country, based upon daily circulation, our operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. Our newspapers range from large dailies serving metropolitan areas to non-daily newspapers serving small communities. For the year ended December 30, 2012 ("fiscal year 2012"), we had an average paid daily circulation of 2.0 million and Sunday circulation of 2.7 million. We also operate local websites in each of our markets that complement our newspapers and extend our audience reach. Our owned newspapers include, among others, the Fort Worth Star-Telegram, The Sacramento Bee, The Kansas City Star, The Miami Herald, The Charlotte Observer, and The (Raleigh) News & Observer.

        Our newspapers are located in 29 diverse, growth markets across the United States. The business is operated across six operating regions: California, Florida, Texas, Southeast, Midwest and Northwest. For the year ended December 30, 2012, no region represented more than 29% of total advertising revenue and no single newspaper represented more than 12.4% of total newspaper revenues. Overall, our markets are expected to achieve household growth faster than the national average from 2013-2015.

        We also own a portfolio of premium digital assets, including 15.0% of CareerBuilder, LLC, which operates the nation's largest online job website, CareerBuilder.com; 25.6% of Classified Ventures, LLC, a company that offers classified websites such as the auto website Cars.com and the rental site Apartments.com; 33.3% of HomeFinder, LLC, which operates the online real estate website HomeFinder.com; and 11.4% of Wanderful Media (formerly ShopCo, LLC), owner of Find n Save®, a digital shopping portal that provides advertisers with a common platform to reach online audiences with digital circulars, coupons and display advertising.

        McClatchy is listed on the New York Stock Exchange under the symbol MNI.

The refinancing

        On December 18, 2012, concurrently with the closing of the offering of the original notes in the initial private placement, we entered into the Third Amended and Restated Credit Agreement, dated as of December 18, 2012, among McClatchy, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the "Amended and Restated Credit Agreement"). In addition, concurrently with the offering of the original notes in the initial private placement, we commenced a tender offer and consent solicitation, which we refer to as the note tender offer, for all $846.0 million aggregate principal amount of our outstanding 11.50% Senior Secured Notes due 2017 (the "2017 Notes"). We repurchased approximately $762.5 million of 2017 Notes in the note tender offer. The remaining amounts of 2017 Notes not tendered in the note tender offer were redeemed by us on January 17, 2013.

Our history

        Originally incorporated in California as McClatchy Newspapers, Inc., we reincorporated in Delaware in 1987. Our principal executive offices are located at 2100 Q Street, Sacramento, California 95816, and our telephone number is (916) 321-1844. Our website address is www.mcclatchy.com. The contents of our website are not incorporated in, or otherwise to be regarded as part of, this prospectus.

 The exchange offer

The initial offering of original notes	On December 18, 2012, we issued in a private placement $910.0 million aggregate principal amount of 9.00% Senior Secured Notes due 2022. We refer to these notes as the original notes in this prospectus. The initial purchasers subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States pursuant to Regulation S.
Registration rights agreement

Pursuant to the registration rights agreement among McClatchy, the note guarantors from time to time party thereto and the initial purchasers entered into in connection with the private placement of the original notes, McClatchy agreed to offer to exchange the original notes for up to $910.0 million aggregate principal amount of registered 9.00% Senior Secured Notes due 2022 that are being offered hereby. We refer to the notes to be issued for the original notes in this exchange offer as the exchange notes. We have filed this registration statement to meet our obligations under this registration rights agreement. If McClatchy fails to satisfy these obligations under the registration rights agreement, it will pay special interest to holders of the original notes under specified circumstances. See "Exchange offer and registration rights agreement."

The exchange offer

We are offering to exchange the exchange notes and related exchange guarantees that have been registered under the Securities Act, for the same aggregate principal amount of the original notes and related original guarantees.

The original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions, and holders of original notes that have tendered and had their original notes accepted in the exchange offer and thereafter receive the exchange notes will have no further registration rights nor the related special interest provisions.

If you fail to exchange your original notes

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and the indenture governing the original notes. In general, you may not offer or sell your original notes unless such offer or sale is registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for tendering notes

If you wish to tender your original notes for exchange notes and you hold your original notes in book-entry form, you must request your participant of The Depository Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your original notes to the exchange agent, electronically transmit an acceptance through DTC's Automated Tender Offer Program, or ATOP. If your original notes are held in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer.

If you wish to tender your original notes for exchange notes and you hold your original notes in certificated form, you must:
• complete and sign the enclosed letter of transmittal by following the related instructions, and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The exchange offer—Exchange agent."

Resale of the exchange notes

Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of business,

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer,

• you are not an affiliate of McClatchy,

• you are not a broker-dealer tendering original notes acquired directly from us for your account, and
• you are not prohibited by law or any policy of the Securities and Exchange Commission, or the Commission, from participating in the exchange offer.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties that are not related to us. The Commission has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the Commission would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Record date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on July 25, 2013.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on August 22, 2013, unless we decide to extend the expiration date.
Conditions to the exchange offer	The exchange offer is subject to customary conditions. This exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered.
Exchange agent	The Bank of New York Mellon Trust Company, N.A., is serving as exchange agent for the exchange offer.
Withdrawal rights

You may withdraw the tender of your original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading "The exchange offer—Withdrawal of tenders."

Federal income tax considerations	The exchange of original notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes for the original notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The exchange notes

        The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	The McClatchy Company, a Delaware corporation.
Securities offered	$910 million aggregate principal amount of 9.00% Senior Secured Notes due 2022.
Maturity	The notes will mature on December 15, 2022.
Interest	Interest on the notes will be payable in cash and will accrue at a rate of 9.00% per annum.
Interest payment dates	December 15 and June 15 of each year, beginning June 15, 2013. Interest will accrue from December 18, 2012.
Security
The notes and the guarantees are secured by a first-priority lien, pari passu to the liens securing obligations under our credit agreement, and subject to permitted liens, on certain of our and the guarantors' assets, which (x) would include intangible assets, inventory, receivables and certain minority investments, but (y) would exclude land, buildings, machinery and equipment, which we refer to as PPE, and any leasehold interests and improvements with respect to such PPE, which would be reflected on our consolidated balance sheet, shares of stock of any of our subsidiaries and any indebtedness owed to such grantor by our subsidiaries. See "Description of notes—Security."

However, the proceeds of any collection, sale, disposition or other realization of collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the collateral in any bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to pay in full all "superpriority obligations," including amounts due under our Amended and Restated Credit Agreement, including any post-petition interest with respect thereto, certain hedging obligations and certain cash management obligations of us and the guarantors owed to the lenders under the Amended and Restated Credit Agreement before the holders of the notes and any other pari passu lien indebtedness receive any proceeds. As a result, the claims of holders of notes to such proceeds will rank behind the claims, including interest, of the lenders under the Amended and Restated Credit Agreement, including claims of the lenders and their affiliates for hedging obligations and cash management obligations.

Ranking	The notes and the guarantees are our and the guarantors' senior secured obligations and:
• rank senior in right of payment to any of our and the guarantors' existing and future subordinated indebtedness;
• rank equally in right of payment with all of our and the guarantors' existing and future senior indebtedness, including amounts outstanding under our Amended and Restated Credit Agreement;
• rank effectively senior in right of payment to any of our and the guarantors' unsecured indebtedness to the extent of the value of the collateral for the notes and the guarantees;

•

are secured, subject to permitted liens, on a first-priority basis, equally and ratably with all existing and future obligations under any of our indebtedness and the guarantors secured by a first-priority lien on our and the guarantors assets that secure the notes (including obligations under our Amended and Restated Credit Agreement); and

• are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Claims under the notes and guarantees thereof will effectively rank behind the claims of holders of "superpriority" obligations, including interest, under our $75.0 million Amended and Restated Credit Agreement, in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. We will also be permitted to incur up to an additional $25.0 million of incremental facilities on the same "superpriority" basis as the Amended and Restated Credit Agreement. See "Description of notes—Intercreditor agreement."
As of March 31, 2013:
• we and the guarantors had approximately $1.6 billion of total indebtedness;

•

we and the guarantors had approximately $910.0 million of total secured indebtedness consisting of the notes and approximately $33.6 million of undrawn letters of credit outstanding under the Amended and Restated Credit Agreement; we also had approximately $41.4 million of availability, net of undrawn letters of credit outstanding, under the Amended and Restated Credit Agreement;

•

we and the guarantors had approximately $618.4 million of existing unsecured indebtedness that was effectively subordinated to the notes and the guarantees to the extent of the value of the collateral for the notes and the guarantees; and

•

our non-guarantor subsidiaries had approximately $0.8 million of indebtedness and no other liabilities (excluding intercompany balances and obligations of a type not required to be reflected on a balance sheet prepared in accordance with GAAP), which are structurally senior to the notes and the guarantees.

Guarantees
The notes are unconditionally guaranteed on a senior secured basis by each material domestic subsidiary of the Company; provided that the holders of notes will receive proceeds of collateral upon any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding only following the payment in full of permitted "superpriority" obligations, including amounts due under the Amended and Restated Credit Agreement.
Optional redemption
We may redeem some or all of the notes at any time on or after December 15, 2017 at the redemption prices set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds of certain equity offerings completed before December 15, 2015 at the redemption price set forth herein. Prior to December 15, 2017, we may also redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date and a "make-whole" premium. See "Description of notes—Optional redemption."
Change of control; asset sales
If we experience specific kinds of changes of control and unless we have previously exercised our right to redeem all of the outstanding notes as described under "Description of notes—Optional redemption," we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to, but excluding, the purchase date. See "Description of notes—Change of control."

If we or our restricted subsidiaries sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest to, but excluding, the purchase date. See "Description of notes—Certain covenants—Limitation on sales of assets and subsidiary stock."
Certain covenants	The indenture governing the notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:
• incur certain additional indebtedness and issue preferred stock;
• make certain distributions, investments and other restricted payments;
• sell assets;
• agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

• create liens;
• merge, consolidate or sell substantially all of our and our subsidiaries' assets, taken as a whole; and
• enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications and certain of these covenants will not be applicable during any period of time when the notes have an investment grade rating. See "Description of notes."
Risk factors	See "Risk factors" and other information included in this prospectus for a discussion of factors you should consider carefully before investing in the notes.

 Summary historical consolidated financial information

        The following table presents summary historical consolidated financial information of McClatchy and its subsidiaries as of and for the years ended December 30, 2012, December 25, 2011 and December 26, 2010 and the three months ended March 31, 2013 and March 25, 2012. The consolidated financial information for the years ended December 30, 2012, December 25, 2011 and December 26, 2010 have been derived from our audited consolidated financial statements, and the unaudited condensed consolidated financial information for the three months ended March 31, 2013 and March 25, 2012 have been derived from our unaudited financial statements. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 2013. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2012 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, and our consolidated financial statements and related notes which are incorporated by reference in this prospectus.

	Year Ended			Three Months Ended
Summary consolidated income statement data	December 30, 2012	December 25, 2011	December 26, 2010	March 31, 2013	March 25, 2012
(In thousands)
Revenues—net
Advertising	$914,738	$956,305	$1,049,964	$197,122	$209,764
Circulation	342,201	344,549	358,492	85,828	84,791
Other	52,700	51,000	52,492	12,159	12,134

	1,309,639	1,351,854	1,460,948	295,109	306,689
Operating expenses
Compensation	443,401	457,707	519,179	112,576	112,649
Newsprint and supplements	140,932	145,874	136,642	30,715	34,339
Depreciation and amortization	125,275	121,528	133,404	30,446	30,741
Other operating expense	413,895	425,430	432,840	100,774	100,985

	1,123,503	1,150,539	1,222,065	274,511	278,714
Operating income	186,136	201,315	238,883	20,598	27,975
Non-operating (expenses) income
Interest expense	(151,334)	(165,434)	(177,641)	(35,516)	(42,477)
Interest income	88	97	550	9	14
Equity income in unconsolidated companies—net	31,935	27,762	11,752	9,161	6,018
Write-down of investments and land	—	—	(24,447)	—	—
Gain on extinguishment of debt	(88,430)	(1,203)	(10,661)	(12,770)	4,433
Gain on non-operating items and other—net	79	248	265	52	38

	(207,662)	(138,530)	(200,182)	(39,064)	(31,974)
Income from continuing operations before income taxes	(21,526)	62,785	38,701	(18,466)	(3,999)
Income tax provision (benefit)	(21,382)	8,396	5,601	(5,725)	(1,912)

Income from continuing operations	(144)	54,389	33,100	(12,741)	(2,087)
Income (loss) from discontinued operations, net of income taxes	—	—	3,083	—	—

Net income	$(144)	$54,389	$36,183	$(12,741)	$(2,087)

	As of			Three Months Ended
Summary consolidated balance sheet date	December 30, 2012	December 25, 2011	December 26, 2010	March 31, 2013	March 25, 2012
	(In thousands)
Total assets	$3,005,131	$3,040,059	$3,146,859	$2,845,160	$2,918,189
Long-term debt	1,587,330	1,577,476	1,703,339	1,528,442	1,545,481
Total non-current liabilities	2,671,305	2,587,978	2,647,322	2,601,776	2,539,813
Stockholders' equity	42,501	175,187	215,752	32,833	173,686

Ratio of earnings to fixed charges

Fiscal Year Ended					Fiscal Quarter Ended
December 25, 2012(1)	December 25, 2011	December 26, 2010	December 27, 2009	December 28, 2008	March 31, 2013(1)	March 25, 2012(1)
—	1.37	1.33	1.68	1.43	—	—

          The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of calculating the ratios, "earnings" consists of income before income taxes plus fixed charges less capitalized interest, and "fixed charges" consists of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense representative of interest expense.

(1)
Earnings were inadequate to cover fixed charges by $27.3 million, $27.8 million and $9.4 million for the year ended December 25, 2012, the fiscal quarter ending March 31, 2013 and the fiscal quarter ending March 31, 2012, respectively.

Risk factors

        Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. Except with respect to the risk factors associated with the exchange offer, the risk factors set forth below are generally applicable to the original notes as well as the exchange notes.

Risks related to the exchange offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

        We did not register the original notes, nor do we intend to do so following this exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws, and such restrictions may adversely affect the trading price of the original notes. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks related to the notes

In the future, we will need to repay our existing indebtedness and meet our obligations, and the failure to do so will adversely affect our business.

        We may not be able to generate sufficient cash internally to repay all of our indebtedness at maturity or to meet our other obligations. As of March 31, 2013, we had approximately $1.6 billion of total indebtedness outstanding. As of the end of fiscal year 2012, the projected benefit obligations of our qualified defined benefit pension plan ("Plan") exceeded plan assets by $587.9 million. While amounts of future contributions are subject to numerous assumptions, including, among others, changes in interest rates, returns on assets in the Plan and future government regulations, we estimate that a total of approximately $25 million will be required to be contributed to the Plan in fiscal year 2014. In addition, we have a limited number of supplemental retirement plans, which provide certain key employees with additional retirement benefits. These plans have no assets; however as of December 30, 2012, our projected benefit obligations of these plans was $126.4 million. These plans are on a pay-as-you-go basis. Our ability to make payments on and to refinance our indebtedness, including the 9.00% Notes and our other series of outstanding notes, to make required contributions to the Plan, fund the supplemental retirement plans and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the 9.00% Notes and our other series of outstanding notes or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, on or before the maturity thereof, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations or our ability to refinance our existing debt. The terms of existing or future debt instruments, including the indenture governing the 9.00% Notes offered hereby, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our outstanding debt.

        As of March 31, 2013, we had approximately $33.6 million in face amount of letters of credit outstanding under the secured credit agreement. Of the $1.6 billion in long-term debt outstanding as of March 31, 2013, we have approximately $29.0 million of notes with an interest rate of 4.625% due in 2014; approximately $261.3 million of notes with an interest rate of 5.750% due in 2017; $910 million of 9.00% Notes due in 2022; approximately $89.2 million of debentures with an interest rate of 7.150% due in 2027 and approximately $276.2 million of debentures with an interest rate of 6.875% due in 2029.

        We may not be able to pay for or refinance existing obligations or raise any required additional capital or do so on favorable terms. Borrowing costs related to future capital raising activities may be significantly higher than our current borrowing costs, and we may not be able to raise additional capital on favorable terms, or at all, if unsettled conditions in financial markets continue to exist. We may be forced to cancel or scale back our business activities, and we may be unable to refinance our debt.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. At March 31, 2013:

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  we and the guarantors had approximately $1.6 billion of total indebtedness outstanding;

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  we and the guarantors had approximately $910.0 million of total secured indebtedness consisting of the notes and approximately $33.6 million of undrawn letters of credit outstanding under the Amended and Restated Credit Agreement; we also had approximately $41.4 million of availability, net of undrawn letters of credit outstanding, under the Amended and Restated Credit Agreement;

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  we and the guarantors had approximately $618.4 million of unsecured existing indebtedness that was effectively subordinated to the notes and the guarantees to the extent of the value of the collateral for the notes and the guarantees; and

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  our non-guarantor subsidiaries had approximately $0.8 million of indebtedness and no other liabilities (excluding intercompany balances and obligations of a type not required to be reflected on a balance sheet prepared in accordance with GAAP), which are structurally senior to the notes and the guarantees.

        We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

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  make it more difficult for us to satisfy our obligations with respect to the notes;

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  increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  restrict us from exploiting business opportunities;

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  make it more difficult to satisfy our financial obligations, including payments on the notes;

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  place us at a competitive disadvantage compared to our competitors that have less debt and lease obligations; and

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  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes on satisfactory terms or at all.

        Covenants in the indenture governing the notes and our other existing debt agreements will restrict our business in many ways. The indenture governing our 9.00% Senior Secured Notes due in 2022 (the "9.00% Notes") and our secured credit agreement contain various covenants that limit, subject to certain exceptions, our ability and/or our restricted subsidiaries' ability to, among other things:

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  incur or assume liens;

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  incur additional debt or provide guarantees in respect of obligations of other persons;

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  issue redeemable stock and preferred stock;

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  pay dividends or make distributions on capital stock, repurchase, redeem or make payments on capital stock or prepay, repurchase, redeem, retire, defease, acquire or cancel certain of our existing notes or debentures prior to the stated maturity thereof;

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  make loans, investments or acquisitions;

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  create or permit restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us or to guarantee our debt, limit our or any of our subsidiaries' ability to create liens, or make or pay intercompany loans or advances;

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  enter into certain transactions with affiliates;

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  sell, transfer, license, lease or dispose of our or our subsidiaries' assets, including the capital stock of our subsidiaries; and

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  dissolve, liquidate, consolidate or merge with or into, or sell substantially all the assets of us and our subsidiaries, taken as a whole, to, another person.

        The restrictions contained in the indenture governing the 9.00% Notes and the secured credit agreement could adversely affect our ability to:

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  finance our operations;

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  make needed capital expenditures;

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  make strategic acquisitions or investments or enter into alliances;

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  withstand a future downturn in our business or the economy in general;

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  refinance our outstanding indebtedness prior to maturity;

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  engage in business activities, including future opportunities, that may be in our interest; and

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  plan for or react to market conditions or otherwise execute our business strategies.

        Our ability to comply with covenants contained in the indenture for the 9.00% Notes and our secured credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us. In addition, our obligations under the 9.00% Notes and the secured credit agreement are secured, subject to permitted liens, on a first-priority basis, and such security interests could be enforced in the event of default by the collateral agent for the secured credit agreement. In the event of such an enforcement, we cannot assure you that the proceeds from an enforcement would be sufficient to pay our obligations under the 9.00% Notes or secured credit agreement or at all.

Under the terms of the indenture governing the notes we and our subsidiaries may be able to incur substantially more indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture will limit, but not prohibit, us and our subsidiaries from incurring additional indebtedness. If we or any of the guarantors incur any additional secured indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

        The notes will not be guaranteed by certain of our domestic subsidiaries or any non-U.S. subsidiaries that we may have in the future. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. The indenture governing the notes will permit, subject to certain limitations, non-guarantor subsidiaries to incur indebtedness and will not contain any limitations on the amount of certain liabilities (such as trade payables) that may be incurred by them. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation, dissolution, reorganization, bankruptcy or similar proceeding, to us or a guarantor of the notes. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us, a guarantor or the holders of the notes. In any of these events, the assets of that subsidiary that are available to us may not be sufficient assets to pay amounts due on the notes. We do not currently have any non-guarantor subsidiaries with significant assets or liabilities.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

        The indenture will permit liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees to the extent the agreements governing such indebtedness prohibit additional liens. Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations as described in "Description of notes." In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. See "Description of notes." Excluded assets include, but are not limited to, among other things, PPE, any leasehold interests and improvements with respect to PPE, shares of stock of any of our subsidiaries and any indebtedness owed to such grantor by any of our subsidiaries and the proceeds from any of the foregoing. If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

Your right to take enforcement action with respect to the liens securing the notes is limited in certain circumstances, and you will receive the proceeds from such enforcement only after "superpriority" obligations under the Amended and Restated Credit Agreement and any other permitted "superpriority" obligations have been paid in full.

        The notes and indebtedness and other obligations under our Amended and Restated Credit Agreement are secured by first-priority liens on the same collateral. Under the terms of the security documents and/or intercreditor agreement, however, the proceeds of any collection, sale, disposition or other realization of collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay "superpriority" obligations, including up to $75.0 million of borrowings under our Amended and Restated Credit Agreement and additional "superpriority" borrowings that we may incur in the future under incremental facilities established under the Amended and Restated Credit Agreement in an amount not to exceed $25.0 million (including any post-petition interest with respect thereto), before the holders of notes and any other pari passu lien indebtedness receive any proceeds. As a result, the claims of holders of notes to such proceeds will effectively rank behind the claims, including interest, of holders of "superpriority" obligations under our Amended and Restated Credit Agreement. See "Description of notes—Intercreditor agreement." We will be permitted to add additional or incremental debt facilities, of which up to $25.0 million may be incurred on the same "superpriority" basis under the Amended and Restated Credit Agreement. If you (or the trustee on your behalf) receive any proceeds as a result of an enforcement of security interests or the guarantees prior to the satisfaction of the claims of those that are superior or ratable with those of the notes, you (or the trustee on your behalf) will be required to turn over such proceeds until superior claims are satisfied and until ratable claims are equally satisfied. Accordingly, you will recover less from the proceeds of an enforcement of interests in the collateral than you otherwise would have. As a result of these and other provisions governing the guarantees and the collateral and in the security documents, you may not be able to fully recover under the guarantees or the collateral in the event of a default on the notes.

        The terms of the security documents and/or intercreditor agreement contain provisions restricting the rights of holders of notes to take enforcement action with respect to the liens securing such notes in certain circumstances. These provisions generally provide that the trustee for the notes and the agent for the lenders under the Amended and Restated Credit Agreement and/or holders of indebtedness incurred under the incremental facilities on the same "superpriority" basis as the Amended and Restated Credit Agreement must generally engage in certain consultative processes before enforcing the liens securing the notes. Conflicts of interest and disagreements could arise between the holders of notes, or between the trustee acting on behalf of the holders of notes, and the agent for the lenders under the Amended and Restated Credit Agreement and/or holders of indebtedness incurred under the incremental facilities on the same "superpriority" basis as the Amended and Restated Credit Agreement. For example, in an enforcement proceeding, lenders under the Amended and Restated Credit Agreement and/or other holders of "superpriority" secured indebtedness may likely be more concerned with quickly recovering amounts sufficient to repay such indebtedness than with maximizing the recovery of claims of other holders of first priority liens on the same collateral, including those of holders of notes. Such conflicts of interest and disagreements could limit or delay the ability of the holders of notes to enforce their liens. Delays in the enforcement of liens could decrease or eliminate recovery values. In addition, because the obligations to the lenders under the Amended and Restated Credit Agreement and/or other holders of "superpriority" secured indebtedness arise under different agreements and contractual arrangements than the obligations to the holders of the notes, it is intended that holders of such "superpriority" indebtedness would be placed in a separate class from other holders of secured indebtedness, including holders of notes, in a bankruptcy, insolvency, reorganization or similar proceeding. Other factors, such as the valuation of the collateral securing our secured indebtedness, may also bear on the determination of whether such separate classification will occur. Such separate class treatment of holders of "superpriority" indebtedness could adversely impact the recovery of holders of notes in any such proceeding.

        Finally, the holders of notes will not have any independent power to enforce, or have recourse to, any of the security documents or to exercise any rights or powers arising under the security documents except through the collateral agent. Holders that purchased notes in the initial private placement were deemed to have agreed to these restrictions. As a result of these restrictions, holders of notes will have limited remedies and recourse against us and the guarantors in the event of a default.

There may not be sufficient collateral to pay all or any portion of the notes and the collateral securing the notes may be reduced or released under certain circumstances.

        The notes and the guarantees are secured by the collateral described in this prospectus (subject to certain exceptions and permitted liens), equally and ratably with the Amended and Restated Credit Agreement and certain future debt we may incur. No independent appraisals of any of the collateral were prepared by or on behalf of us in connection with the issuance of the notes in the initial private placement. The book value of the collateral should not be relied on as a measure of realizable value for such assets. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. Also, we cannot assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes and other debt secured on a pari passu basis following their acceleration. If the proceeds of any sale of collateral allocable to the notes are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the guarantors' remaining assets and in the context of a bankruptcy case by or against us, you may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by you. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

        In addition, under the terms of the security documents and/or intercreditor agreement, the proceeds of any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding will be applied first to repay "superpriority" obligations, including up to $75.0 million of borrowings under our Amended and Restated Credit Agreement and additional "superpriority" borrowings that we may incur in the future under the incremental facilities established under the Amended and Restated Credit Agreement in an amount not to exceed $25.0 million, before the holders of the notes and any other pari passu lien indebtedness receive such proceeds. See "—Your right to take enforcement action with respect to the liens securing the notes is limited in certain circumstances, and you will receive the proceeds from such enforcement only after "superpriority" obligations under the Amended and Restated Credit Agreement and any other permitted "superpriority" obligations have been paid in full." We will be permitted to add additional or incremental debt facilities, of which up to $25.0 million may be incurred on the same "superpriority" basis under the Amended and Restated Credit Agreement. Any grant of additional liens on the collateral securing the notes would further dilute the value of the lien on such collateral securing the notes.

        To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the indenture governing the notes allow us to issue additional notes and other debt secured on a pari passu basis with the notes in certain circumstances. The indenture governing the notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the indenture governing the notes, any additional notes issued pursuant to the indenture will rank pari passu with the notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture governing the notes may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the notes will be permitted under some circumstances.

        In addition to the limitations described above, including those contained in the intercreditor agreement, the collateral agent's ability to foreclose on the collateral on behalf of the holders of the notes may also be challenged on the basis of the collateral agent's security interest not being perfected, the consent of third parties, contractual restrictions, priority issues, state law requirements and practical problems associated with the realization of the collateral agent's security interest in the collateral securing the notes, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption and the effect of the order of foreclosure.

There are circumstances, other than repayment or discharge of the notes, under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

        Under various circumstances, all or a portion of the collateral with respect to the notes may be released, including:

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  in whole or in part, as applicable, as to all or any portion of property subject to such liens which has been taken by eminent domain, condemnation or other similar circumstances;

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  in whole upon:

          (a)   satisfaction and discharge of the indenture as set forth under "Description of notes—Satisfaction and discharge;"

          (b)   a legal defeasance or covenant defeasance of the indenture as described under "Description of notes—Legal defeasance and covenant defeasance;" or

          (c)   a suspension of covenants applicable to the notes upon achievement of an investment grade rating;

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  in part, as to any property that (a) is sold, transferred or otherwise disposed of by us or any guarantor (other than to us or another guarantor) in a transaction not prohibited by the indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a guarantor that has been released from its guarantee in accordance with the indenture, concurrently with the release of such guarantee (including in connection with the designation of a guarantor as an unrestricted subsidiary); and

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  in part, in accordance with the applicable provisions of the collateral documents and as described herein with respect to the intercreditor agreement.

        In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or merger of such subsidiary guarantor (other than with us or another subsidiary guarantor) in a transaction not prohibited by the indenture.

        The indenture for the notes also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See "Description of notes—Subsidiary guarantees."

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of "adequate protection."

        Furthermore, if the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. Additionally, the trustee's ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee's security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor's ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that we become subject to a U.S. bankruptcy proceeding. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. Bankruptcy Code.

Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.

        Our issuance of the notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes. The court might do so if it found that, when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration and (b) we either (1) were or were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes, without regard to factors (a) and (b), if it found that we issued the notes with actual intent to hinder, delay or defraud our creditors.

        Similarly, if one of our guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

        In addition, a court could avoid any payment by us or any guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

        The indenture governing the notes contains a "savings clause" which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

        If a court avoided our obligations under the notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor's other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor's other debt.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral.

        The liens securing the notes will cover certain of our and the guarantors' assets, whether now owned or acquired or arising in the future, other than certain excluded assets. See "Description of notes—Security." Applicable law requires that a security interest in tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes and guarantees may not be perfected with respect to the claims of the notes if the collateral agent for the notes does not or is not able to take the actions necessary to perfect any of these liens. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. The trustee and the collateral agent for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. There can be no assurance that the trustee or the collateral agent for the notes will monitor the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly or timely perfect the lien on such after-acquired collateral. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the notes.

        Additionally, the indenture and the security documents for the notes do not require us to take a number of actions that might improve the perfection or priority of the liens of the collateral agent for the notes in the collateral. With very limited exceptions, such actions with respect to the perfection of the liens of the collateral agent will be limited to (a) the filing of UCC-1 financing statements in the jurisdictions of incorporation of the Issuer and the subsidiary guarantors and (b) the filing of U.S. intellectual property security agreements at closing (with periodic supplements thereafter) with respect to material U.S. registered intellectual property included in the collateral. As a result of these limitations, the security interest of the collateral agent for the notes in a portion of the collateral may not be perfected or enforceable (or may be subject to other liens) under applicable U.S. law or foreign law.

Any future pledge of collateral may be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the trustee or collateral agent for the notes, including pursuant to security documents delivered after the date of our indenture pertaining to the notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (a) the pledgor is insolvent at the time of the pledge, (b) the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and (c) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Because each guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

        Although you have the benefit of the guarantees of the guarantors, the obligations of each guarantor are limited to the maximum amount that such guarantor is permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of that guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of notes—Subsidiary guarantees."

Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the indenture.

        Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The agreements governing indebtedness that we may incur in the future may contain similar provisions or provide that a change of control will be a default that permits the lenders to accelerate the maturity of the borrowings thereunder. We may not have sufficient financial resources available to satisfy all of obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture which could have material adverse consequences for us and the holders of the notes. See "Description of notes—Change of control."

        The provision relating to a change of control may make it more difficult for a potential acquirer to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our debt may not constitute a change of control under the indenture.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade.

        The indenture governing the notes will provide that certain covenants will not apply to us if the notes are rated investment grade by Standard & Poor's and Moody's and no default has otherwise occurred and is continuing under the indenture and so long as such notes retain an investment grade rating by both of these rating agencies. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries' ability to pay dividends, incur indebtedness, sell assets, make restricted payments and enter into certain other transactions. Any actions that we take while these covenants are not in force will not result in an event of default with respect to the notes even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See "Description of notes—Certain covenants—Effectiveness of covenants."

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

        The original notes are, and the exchange notes will be, a new issue of securities for which there is no established trading market. We do not intend to have the original notes or exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers in the initial private placement of the original notes advised us in connection with that transaction that they intend to make a market in the original notes and exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers in the initial private placement are not obligated to make a market in the notes or exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the original notes or exchange notes. The liquidity of any market for the original notes and exchange notes will depend on a number of factors, including:

  •
  the number of holders of notes;

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  our operating performance and financial condition;

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  the market for similar securities;

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  the interest of securities dealers in making a market in the notes; and

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  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the original notes or exchange notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. For instance, an increase in market interest rates may lead potential purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of the notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

Holders of notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings may adversely affect the market value of the notes.

        Holders of notes are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity and therefore are subject to our credit risk and to changes in the market's view of our creditworthiness, including the credit ratings assigned to us and the notes by ratings agencies. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse affect on the market value of the notes.

Risks related to our business

We have significant competition in the market for news and advertising, which may reduce our advertising and circulation revenues in the future.

        Our primary source of revenues is advertising, followed by circulation. In recent years, the advertising industry generally has experienced a secular shift toward internet advertising and away from other traditional media. In addition, our circulation has declined, reflecting general trends in the newspaper industry, including consumer migration toward the internet and other media for news and information. We face increasing competition from other digital sources for both advertising and circulation revenues. This competition has intensified as a result of the continued developments of digital media technologies. Distribution of news, entertainment and other information over the internet, as well as through mobile phones, tablets and other devices, continues to increase in popularity. These technological developments are increasing the number of media choices available to advertisers and audiences. As media audiences fragment, we expect advertisers to continue to allocate larger portions of their advertising budgets to digital media, which through pay-for-performance and keyword-targeted advertising can offer advertisers more directly measurable returns on investment than traditional print media. This increased competition has had and is expected to continue to have an adverse effect on our business and financial results, including negatively impacting revenues and operating income.

Our advertising revenues may decline due to weak general economic and business conditions.

        The U.S. economy continues to be in a period of uncertainty. Certain aspects of the economy, including housing, employment and consumer confidence, remain challenging. These challenging economic conditions have had and are expected to continue to have an adverse effect on our advertising revenues. To the extent these economic conditions continue or worsen our business and advertising revenues will be further adversely affected, which could negatively impact our operations and cash flows and our ability to meet the covenants in our debt agreements. Our advertising revenues will be particularly adversely affected if advertisers respond to weak and uneven economic conditions by reducing their budgets or shifting spending patterns or priorities, or if they are forced to consolidate or cease operations. Consolidation across various industries, particularly large department stores and telecommunications companies, may also reduce our overall advertising revenues. In addition, seasonal variations in consumer spending cause our quarterly advertising revenues to fluctuate. Advertising revenues in the second and fourth quarters are typically higher than in the first and third quarters, reflecting the slower economic activity in those quarters and the stronger fourth-quarter holiday season. If general economic conditions and other factors cause a decline in revenues, particularly during the second or fourth quarters, we may not be able to increase or maintain our revenues for the year, which would have an adverse effect on our business and financial results.

In September 2012, we began introducing subscription packages for digital content that ended free, unlimited access to our newspapers' websites and certain mobile content. If we are not successful in the implementation of our digital subscription packages, our ability to produce anticipated circulation revenues and sustain our print and/or digital audiences may be negatively impacted.

        Beginning in September 2012, five of our newspapers introduced new subscription packages, our Plus Program, for digital content that ended free, unlimited access to the newspapers' websites and certain mobile content. We expanded this model to our other markets in November and December 2012. The Plus Program includes both a combined digital and print subscription and a digital-only subscription. Existing home delivery subscribers are given full access to the digital content and are automatically enrolled in a bundled print and digital package for an additional fee when their subscription renews. Subscribers who do not wish to take the new package may "opt out" of the package and will be charged for print circulation only. Further, a metered paywall on each of the newspaper websites requires users to pay for content after accessing a limited number of pages or news articles for free each month. Our ability to build a subscriber base on our digital platforms through these packages depends on market acceptance, consumer habits, pricing, an adequate online infrastructure, terms of delivery platforms and other factors. If our print subscribers opt out of the packages in greater numbers than we anticipate, we may not generate expected circulation revenues. In addition, the price increases may result in a loss of print readers, and the paywall may result in fewer page views or unique visitors to our websites if digital viewers are unwilling to pay to gain access to our digital content. Stagnation or a decline in website traffic levels may adversely affect our advertiser base and advertising rates and result in a decline in digital revenues.

Increasing popularity of digital media and the shift in consumer habits and advertising expenditures from traditional print to digital media have adversely affected and may continue to adversely affect our operating revenues and may require significant capital investments due to changes in technology.

        Technology in the media industry continues to evolve rapidly. Advances in technology have led to an increasing number of methods for delivery of news and other content and have resulted in a wide variety of consumer demands and expectations, which are also rapidly evolving. If we are unable to exploit new and existing technologies to distinguish our products and services from those of our competitors or adapt to new distribution methods that provide optimal user experiences, our business and financial results may be adversely affected.

        Technological developments also pose other challenges that could adversely affect our revenues and competitive position. New delivery platforms may lead to pricing restrictions, the loss of distribution control and the loss of a direct relationship with consumers. We may also be adversely affected if the use of technology developed to block the display of advertising on websites proliferates.

        Technological developments and any changes we make to our business model may require significant capital investments. We may be limited in our ability to invest funds and resources in digital products, services or opportunities and we may incur costs of research and development in building and maintaining the necessary and continually evolving technology infrastructure. Some of our existing competitors and new entrants may have greater operational, financial and other resources or may otherwise be better positioned to compete for opportunities and as a result, our digital businesses may be less successful, which could adversely affect our business and financial results.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future. As a result, you should not rely upon past quarterly financial results as indicators of future performance.

        Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

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  the timing of investments, restructuring plans and capital expenditures;

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  expenses associated with long-term plans, including our construction of and relocation to a new production facility and offices in Miami;

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  our ability to implement cost controls; and

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  the effect of the overall economy on revenues, particularly advertising revenues related to employment, real estate and consumer goods.

        Accordingly, our quarterly and annual financial results may vary significantly in the future. The results of prior periods should not be relied upon as an indication of future performance. We cannot provide any assurance that in future quarters, our revenue or operating results will not be below our projections or the expectations of stock market analysts or investors which could cause our stock price to decline.

If we are unable to execute cost-control measures successfully, our total operating costs may be greater than expected, which may adversely affect our profitability.

        As a result of adverse general economic and business conditions and our operating results, we have taken steps to lower operating costs by reducing workforce and implementing general cost-control measures. If we do not achieve expected savings from these initiatives, or if our operating costs increase as a result of these initiatives, our total operating costs may be greater than anticipated. These cost-control measures may also affect our business and our ability to generate future revenue. Because portions of our expenses are fixed costs that neither increase nor decrease proportionately with revenues, we are limited in our ability to reduce costs in the short-term to offset any declines in revenues. If these cost-control efforts do not reduce costs sufficiently or otherwise adversely affect our business, income from continuing operations may decline.

An economic downturn and the impact on our business may result in goodwill and masthead impairment charges.

        Due to the economic downturn and the decline in the price of our publicly traded common stock, we recorded masthead impairment charges of $2.8 million in fiscal year 2011 and $59.6 million in fiscal year 2008. We currently have goodwill of approximately $1.0 billion. Further erosion of general economic, market or business conditions could have a negative impact on our business and stock price, which may require that we record additional impairment charges in the future.

Our business, reputation and results of operations could be negatively impacted by data security breaches and other security threats and disruptions.

        Certain network and information systems are critical to our business activities. Network and information systems may be affected by cyber security incidents that can result from deliberate attacks or system failures. Threats include, but are not limited to, computer hackings, computer viruses, worms or other destructive or disruptive software, or other malicious activities. Our security measures may also be breached due to employee error, malfeasance, or otherwise. As a result of these breaches, an unauthorized party may obtain access to our data or our users' data or our systems may be compromised. These events evolve quickly and often are not recognized until launched against a target, so we may be unable to anticipate these techniques or to implement adequate preventative measures. Our network and information systems may also be compromised by power outages, fire, natural disasters, terrorist attacks, war or other similar events. There can be no assurance that the actions, measures and controls we have implemented will be sufficient to prevent disruptions to mission critical systems, the unauthorized release of confidential information or corruption of data. Although we have experienced cyber security incidents, to date none had a material impact on our financial condition, results of operations or liquidity. Nonetheless, these types of events are likely to occur in the future and such events could disrupt our operations or other third party information technology systems in which we are involved. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems, or infrastructure by employees, others with authorized access to our systems, or unauthorized persons could result in legal or financial liability or otherwise negatively impact our operations. They also could require significant management attention and resources, and could negatively impact our reputation among our customers, advertisers and the public, which could have a negative impact on our financial condition, results of operations or liquidity.

We are subject to significant financial risk as a result of our $1.6 billion in total consolidated debt.

        As of March 31, 2013, we had approximately $1.6 billion in total principal indebtedness outstanding. We have $290.3 million aggregate principal amounts with scheduled maturity dates in 2014 and 2017. This level of debt increases our vulnerability to general adverse economic and industry conditions and we will likely need to refinance our debt prior to its scheduled maturity. Higher leverage ratios, our credit ratings or other factors outside of our control could adversely affect our future ability to refinance maturing debt on commercially acceptable terms, or at all, or the ultimate structure of such refinancing.

We require newsprint for operations and, therefore, our operating results may be adversely affected if the price of newsprint increases or if we experience disruptions in our newsprint supply chain.

        Newsprint is the major component of our cost of raw materials. Newsprint accounted for 8.2% of our operating expenses in the quarter ended March 31, 2013. Accordingly, our earnings are sensitive to changes in newsprint prices. The price of newsprint has historically been volatile and may increase as a result of various factors, including:

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  declining newsprint supply from mill closures;

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  reduction in newsprint suppliers because of consolidation in the newsprint industry;

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  paper mills reducing their newsprint supply because of switching their production to other paper grades; and

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  a decline in the financial situation of newsprint suppliers.

        We have not attempted to hedge price fluctuations in the normal purchases of newsprint or enter into contracts with embedded derivatives for the purchase of newsprint other than the natural hedge created by our ownership interest in Ponderay. If the price of newsprint increases materially, operating results could be adversely affected. In addition, we rely on a limited number of suppliers for deliveries of newsprint. If newsprint suppliers experience labor unrest, transportation difficulties or other supply disruptions, our ability to produce and deliver newspapers could be impaired and/or the cost of the newsprint could increase, both of which would negatively affect our operating results.

A portion of our employees are members of unions, and if we experience labor unrest, our ability to produce and deliver newspapers could be impaired.

        If we experience labor unrest, our ability to produce and deliver newspapers could be impaired in some locations. In addition, the results of future labor negotiations could harm our operating results. Our newspapers have not experienced a labor strike for decades. However, we cannot ensure that a strike will not occur at one or more of our newspapers in the future. As of March 31, 2013, approximately 6.1% of full-time and part-time employees were represented by unions. Most of our union-represented employees are currently working under labor agreements, with expiration dates through 2014. We face collective bargaining upon the expirations of these labor agreements. Even if our newspapers do not suffer a labor strike, our operating results could be harmed if the results of labor negotiations restrict our ability to maximize the efficiency of our newspaper operations. In addition, our ability to make short-term adjustments to control compensation and benefits costs, rebalance our portfolio of businesses or otherwise adapt to changing business needs may be limited by the terms and duration of our collective bargaining agreements.

We may be required to make greater contributions to our qualified defined benefit pension plans in the next several years than previously required, placing greater liquidity needs upon our operations.

        The adverse conditions in the capital markets in 2008 had a significantly negative impact on the investment funds in our qualified defined benefit pension plan ("Plan"), which has been partially offset by returns in the capital markets since the end of 2008. The projected benefit obligations of the Plan exceeded plan assets by $587.9 million as of December 30, 2012, an increase of $165.4 million from December 25, 2011. In January 2013, we contributed $7.5 million to the Plan, reducing the underfunded obligation to $580.4 million.

        The excess of benefit obligations over pension assets is expected to give rise to required pension contributions over the next several years. Legislation enacted in the second quarter of 2012 mandated a change in the discount rates used to calculate the projected benefit obligations for purposes of funding pension plans. The new legislation and calculation uses historical averages of long-term highly-rated corporate bonds (within ranges as defined in the legislation) which have an impact of applying a higher discount rate to determine the projected benefit obligations for funding and current long-term interest rates. Also, the Pension Relief Act of 2010 ("PRA") provided relief in the funding requirements of the Plan, and we have elected an option that allows the funding related to our 2009 and 2011 plan years required contributions to be paid over 15 years. However, even with the relief provided by these legislative rules, we expect future contributions to be required. In addition, adverse conditions in the capital markets and/or lower long-term interest rates may result in greater annual contribution requirements. In addition, adverse conditions in the capital markets and/or lower long-term interest rates may result in greater annual contribution requirements, placing greater liquidity needs upon our operations.

We have invested in certain digital ventures, but such ventures may not be as successful as expected, which could adversely affect our results of operations.

        We continue to evaluate our business and make strategic investments in digital ventures, either alone or with partners, to further our digital growth. We have, among others, investments with other partners in CareerBuilder LLC, which operates the nation's largest online job site, CareerBuilder.com; Classified Ventures, LLC, which operates Cars.com, Apartments.com and other classified websites; HomeFinder LLC, which operates the real estate website HomeFinder.com; and Wanderful Media, owner of Find n Save®, a digital shopping portal that provides advertisers with a common platform to reach online audiences with digital circulars, coupons and display advertising. The success of these ventures may be dependent to an extent on the efforts of our partners. Further, our ability to monetize the investments and/or the value we may receive upon any disposition may depend on the actions of our partners. As a result, our ability to control the timing or process relating to a disposition may be limited, which could adversely affect the liquidity of these investments or the value we may ultimately attain upon disposition. If the value of the companies in which we invest declines, we may be required to record a charge to earnings. There can be no assurances that we will receive a return on these investments or that they will result in advertising growth or will produce equity income or capital gains in future years.

If we are not successful in growing and managing our digital businesses, our business, financial condition and prospects will be adversely affected.

        Our future growth depends to a significant degree upon the development and management of our digital businesses. The growth of our digital businesses over the long term depends on various factors, including, among other things, the ability to:

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  continue to increase digital audiences;

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  attract advertisers to our websites;

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  maintain or increase the advertising rates on our websites;

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  exploit new and existing technologies to distinguish our products and services from those of competitors and develop new content, products and services; and

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  invest funds and resources in digital opportunities.

        In addition, we expect that our digital business will continue to increase as a percentage of our total revenues in future periods. For the quarter ended March 31, 2013, digital advertising revenues comprised 24.0% of total advertising revenues, as compared to 22.2% for quarter ended March 25, 2012. As our digital business becomes a greater portion of our overall business, we will face a number of increased risks from managing our digital operations, including, but not limited, to the following:

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  restructuring our sales force to effectively sell advertising in the digital advertising arena versus our historical print advertising business;

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  attracting and retaining employees with skill sets and knowledge base needed to successfully operate in digital business; and

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  managing the transition to a digital business from a historical print focused business and the need to concurrently reduce the physical infrastructure, distribution infrastructure and related fixed costs associated with the historical print business.

The proliferation of digital media options on the internet provides consumers with a large number of alternative news choices that compete with traditional media companies and could adversely impact our operating results.

        The increasing number of digital media options available on the internet, through social networking tools and through mobile and other devices distributing news and other content, is expanding consumer choice significantly. Faced with a multitude of media choices and a dramatic increase in accessible information, consumers may place greater value on when, where, how and at what price they consume digital content than they do on the source or reliability of such content. News aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by creating a disincentive for the audience to visit our websites or use our digital applications. Online traffic is also driven by internet search results. Search engines frequently update and change the methods for directing search queries to web pages or change methodologies and metrics for valuing the quality and performance of internet traffic on delivering cost-per-click advertisements. The failure to successfully manage search engine optimization efforts across our businesses could result in significant decreases in traffic to our various websites, which could result in substantial decreases in conversion rates and repeat business, as well as increased costs if we were to replace free traffic with paid traffic, any or all of which could adversely affect our business, financial condition and results of operations. If traffic levels stagnate or decline, we may not be able to create sufficient advertiser interest in our digital businesses or to maintain or increase the advertising rates of the inventory on our digital platforms.

Circulation declines could adversely affect our circulation and advertising revenues and circulation price increases could exacerbate declines in circulation volumes.

        Advertising and circulation revenues are affected by circulation and readership levels of our newspapers. In recent years, newspapers have experienced difficulty maintaining or increasing print circulation levels because of a number of factors, including:

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  increased competition from other publications and other forms of media technologies available in various markets, including the internet and other new media formats that are often free for users;

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  continued fragmentation of media audiences;

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  a growing preference among some consumers to receive all or a portion of their news other than from a newspaper;

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  increases in subscription and newsstand rates; and

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  declining discretionary spending by consumers affected by negative economic conditions.

        These factors could also affect our newspapers' ability to institute circulation price increases for print products. Also, print price increases have historically had an initial negative impact on circulation volumes that may not be mitigated with additional marketing and promotion. A prolonged reduction in circulation would have a material adverse effect on advertising revenues. To maintain our circulation base, we may be required to incur additional costs that we may not be able to recover through circulation and advertising revenues.

Developments in the laws and regulations to which we are subject may result in increased costs and lower advertising revenues from our digital businesses.

        We are generally subject to government regulation in the jurisdictions in which we operate. In addition, our websites are available worldwide and are subject to laws regulating the internet both within and outside the United States. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Advertising revenues from our digital businesses could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to the use of consumer data in digital media.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

        From time to time, we and our subsidiaries are parties to litigation and regulatory, environmental and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our operating results or financial condition as well as our ability to conduct our business as it is presently being conducted.

 Disclosure regarding forward looking statements

        This prospectus and the documents incorporated by reference herein include forward-looking statements regarding the Company's actual and expected financial performance and operations. These statements are based upon our current expectations and knowledge of factors impacting our business, including, without limitation, statements about our ability to consummate contemplated sales transactions for our assets or investments which may enable debt reduction on anticipated terms, our customers and the markets in which we operate, advertising revenues, the effect of revenues on the fair value of our reporting units, our impairment analyses and our evaluation of the factors pertinent thereto, the economy, our pension plans, including our assumptions regarding return on pension plan assets and assumed discount rates, newsprint costs, our restructuring plans, including projected costs and savings, amortization expense, stock option expenses, prepayment of debt, capital expenditures, litigation, sufficiency of capital resources, possible acquisitions and investments, and our future financial performance. Such statements are subject to risks, trends and uncertainties.

        Forward-looking statements are generally preceded by, followed by or are a part of sentences that include the words "believes," "expects," "anticipates," "estimates," or similar expressions. For all of those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, particularly in the section entitled "Risk factors" and in the documents which we incorporate by reference, could affect our future results and could cause those future results to differ materially from those expressed in our forward-looking statements: the duration and depth of the economic recession; we might not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we might not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; we might not achieve our expense reduction targets or might do harm to its operations in attempting to achieve such targets; our operations have been, and will likely continue to be, adversely affected by competition, including competition from digital publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of our major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control.

        All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

 Use of proceeds

        The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private placement of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

        The net proceeds from the offering and sale of the original notes in the initial private placement was approximately $889 million in the aggregate after deducting estimated offering fees, original issue discount and expenses. We used the net proceeds from the sale of the original notes to refinance indebtedness under our 11.50% Senior Secured Notes due 2017.

 The exchange offer

Purpose and effect of the exchange offer

        On December 18, 2012, we sold $910.0 million in aggregate principal amount of the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of "qualified institutional buyers," as defined in Rule 144A promulgated under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes in the initial private placement, we and the initial purchasers entered into a registration rights agreement. Under the registration rights agreement, we agreed to use our reasonable efforts to file a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. We have also agreed to use our reasonable efforts to cause the registration statement to become effective with the Commission and to conduct this exchange offer. For a more detailed explanation of our obligations under the registration rights agreement, see the section entitled "Exchange offer and registration rights agreement."

        We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        In order to participate in the exchange offer, you must represent to us, among other things, that:

  •
  you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

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  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

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  you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

  •
  you are not one of our "affiliates," as defined in Rule 405 of the Securities Act.

Resale of the exchange notes

        Based on a previous interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in "—Purpose and effect of the exchange offer" apply to you.

        If:

  •
  you are one of our "affiliates," as defined in Rule 405 of the Securities Act;

  •
  you are a broker-dealer who acquired original notes in the initial private placement and not as a result of market-making activities or other trading activities; or

  •
  you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot participate in the exchange offer or rely on the position of the Staff of the Commission contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed for a period of not more than 180 days after consummation of the registered exchange offer to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealers for use in connection with any resale of any such exchange notes so acquired. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for original notes which the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the exchange offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on August 22, 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

        As of the date of this prospectus, $910.0 million in aggregate principal amount of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before 5:00 p.m., New York City time, on the expiration date of the exchange offer in order to participate in the exchange offer.

        The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes except that:

  •
  the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

  •
  the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the exchange notes being issued in the exchange offer will not contain the registration rights and special interest provisions contained in the original notes.

        The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the indenture. The original notes and the exchange notes will, however, have separate CUSIP numbers.

        Outstanding notes being tendered in the exchange offer must be in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered for exchange.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "—Consequences of failure to exchange outstanding securities." You do not have any approval or dissenters' rights under the indenture in connection with the exchange offer.

        We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with DTC, without expense to the tendering holder of those original notes, as promptly as practicable after the expiration date of the exchange offer. See "—Procedures for tendering."

        Those who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "—Fees and expenses."

Expiration date; extensions, amendments

        The expiration date is 5:00 p.m., New York City time on August 22, 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled expiration date. Such notification may state that we are extending this exchange offer for a specified period of time.

Conditions to the completion of the exchange offer

        We may not accept original notes for exchange and may elect to terminate or to not complete the exchange offer if:

  •
  any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;

  •
  any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

  •
  any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

  •
  any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to adversely affect the extension of credit by banks or other lending institutions;

  •
  a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

  •
  if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

  •
  any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

  •
  any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition;

  •
  as the term "group" is used in Section 13(d)(3) of the Exchange Act:

  •
  any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the Commission prior to the date of commencement of the exchange offer;

  •
  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

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  any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our reasonable judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

  •
  there occurs a change in the current interpretation by the Staff of the Commission which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder's business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

        If any of the above events occur, we may:

  •
  terminate the exchange offer and promptly return all tendered original notes to tendering holders;

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  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

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  amend the terms of the exchange offer; or

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  waive any unsatisfied condition (other than those dependent upon receipt of necessary governmental approvals) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

        We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition (other than those dependent upon receipt of necessary governmental approvals) in whole or in part at any time prior to the expiration of the exchange offer in our discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

        If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will file with the Commission and, if required, distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for tendering

        To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An "agent's message" is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. Timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC, or a book-entry confirmation, pursuant to the book-entry transfer procedures described below, as well as an agent's message pursuant to DTC's ATOP system must be delivered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to 5:00 p.m., New York City time, on the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in "—Guaranteed delivery procedures" below.

        The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent's message through DTC's ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC's ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

        No original notes, agent's messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent's messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        The tender by a holder of original notes, including pursuant to the delivery of an agent's message through DTC's ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder's behalf.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, each an "eligible institution", unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

  •
  by a registered holder of original notes (which term, for purposes of the exchange offer, includes any participant in the DTC system whose name appears on a security position listing as the holder of such original notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

        If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the original notes.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

        Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

        By tendering, each holder will represent to us that, among other things:

  •
  it is not an affiliate of ours;

  •
  the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder; and

  •
  neither the holder nor such person is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

        If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

  •
  may not participate in the exchange offer;

  •
  may not rely on the applicable interpretations of the Staff of the Commission; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of original notes for exchange; delivery of exchange notes issued in the exchange offer

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the completion of the exchange offer" for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

        For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from December 18, 2013. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from December 18, 2013. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes accepted for exchange will not receive any payment of accrued interest on such original notes on any interest payment date if the relevant record date occurs on or after the closing date of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under certain circumstances relating to the timing of the exchange offer.

        In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent's account at DTC or certificates for such original notes;

  •
  an agent's message or a properly completed and duly executed letter of transmittal; and/or

  •
  any other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfer

        The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC's ATOP systems may use DTC's ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through a book-entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent's message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed delivery procedures

        If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your original notes if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent's message with respect to guaranteed delivery which:

  •
  sets forth your name and address and the amount of your original notes tendered;

  •
  states that the tender is being made thereby; and

  •
  guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of tenders

        Tenders of original notes may be properly withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted "Request Message" through DTC's ATOP system, must be received by the exchange agent prior to

5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

  •
  specify the name of the person that tendered the original notes to be properly withdrawn;

  •
  identify the original notes to be properly withdrawn, including certificate number or numbers and the principal amount of such original notes;

  •
  in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

  •
  other than a notice transmitted through DTC's ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such original notes are registered, if different from the person who tendered such original notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Exchange agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent's message or request messages through DTC's ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address:

  The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
  c/o The Bank of New York Mellon Corporation
  Corporate Trust Operations—Reorganization Unit
  111 Sanders Creek Parkway
  East Syracuse, New York 13057
  Attn: Dacia Brown-Jones
  Tel: (315) 414-3349
  Fax: (732) 667-9408

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and expenses

        The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

        Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

        We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

        The estimated cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $0.4 million. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among other expenses.

Accounting treatment

        We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to the terms of the original notes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of failure to exchange outstanding securities

        Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

        Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws other than pursuant to this registration statement. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

        Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Description of our other material indebtedness

Amended and restated credit agreement

        In connection with the issuance of the notes, the Company entered into the Third Amended and Restated Credit Agreement, dated as of December 18, 2012, among the Company, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the "Amended and Restated Credit Agreement"). The Amended and Restated Credit Agreement initially provided for $90.0 million in revolving credit commitments, with a $50.0 million letter of credit subfacility. The revolving credit commitments were subsequently reduced to $75.0 million, also with a $50 million letter of credit subfacility.

        The Company's obligations under the Amended and Restated Credit Agreement are guaranteed by the Company's domestic subsidiaries, subject to certain exceptions. The Company's obligations under the Amended and Restated Credit Agreement are secured by a first-priority security interest in certain assets of the Company and the guarantors, which would include intangible assets, inventory, receivables and certain minority investments, but would exclude any land, buildings, machinery and equipment, which we refer to as PPE, and any leasehold interests and improvements with respect to such PPE, which would be reflected on a consolidated balance sheet of Company and its subsidiaries, shares of stock of any Subsidiary of the Company and any indebtedness owed to such grantor by a subsidiary of the Company.

        Loans under the Amended and Restated Credit Agreement bear interest, at the Company's option, at either the London Interbank Offered Rate plus a spread ranging from 275 basis points to 425 basis points, or at a base rate plus a spread ranging from 175 basis points to 325 basis points, in each case based upon the Company's consolidated total leverage ratio. The Amended and Restated Credit Agreement provides for a commitment fee payable on the unused revolving credit commitments ranging from 50 basis points to 62.5 basis points, based upon the Company's consolidated total leverage ratio.

        The Amended and Restated Credit Agreement contains affirmative covenants binding on the Company and its subsidiaries, including delivery of financial statements and certain other certificates and notices, payment of liabilities and obligations, maintenance of existence, maintenance of insurance, maintenance of properties and compliance with laws. The Amended and Restated Credit Agreement contains negative covenants restricting the ability of the Company and its subsidiaries to, among other things, grant liens, incur indebtedness, dispose of assets, make restricted payments and, engage in transactions with affiliates, in each case subject to certain exceptions. The negative covenants regarding liens, indebtedness, disposal of assets, restricted payments and transactions with affiliates are expected to be substantially the same as the corresponding covenants to be set forth in the indenture governing the notes described under the captions "Description of notes—Certain covenants—Limitation on liens," "Description of notes—Certain covenants—Limitation on indebtedness," "Description of notes—Certain covenants—Limitation on sales of assets and subsidiary stock," "Description of notes—Certain covenants—Limitation on restricted payments," and "Description of notes—Certain covenants—Limitation on affiliate transactions."

        The financial covenants under the Amended and Restated Credit Agreement require the Company to comply with a maximum consolidated total leverage ratio and a minimum consolidated interest coverage ratio, each measured quarterly. The Company is required to maintain a consolidated total leverage ratio of not more than 6.25 to 1.00, which ratio decreased to 6.00 to 1.00 as of March 31, 2013, and remains at that level over the term of the Amended and Restated Credit Agreement. The Company also is required to maintain a consolidated interest coverage ratio of at least 1.50 to 1.00.

        The Amended and Restated Credit Agreement contains customary events of default, including the failure to pay principal when due or interest within three business days after the date due, failure to comply with covenants in the Amended and Restated Credit Agreement and related loan documents (subject to grace periods in certain instances), breach of representations and warranties, cross defaults with certain indebtedness, insolvency or bankruptcy events involving the Company, any guarantor or any material subsidiary of the Company, judgment defaults, the occurrence of certain ERISA events, and a change of control of the Company. Upon the occurrence and continuance of an event of default, the lenders may terminate their revolving loan commitments, require cash collateralization or similar arrangements for outstanding letters of credit and declare all amounts under the Amended and Restated Credit Agreement and related loan documents immediately due and payable. The revolving loan commitments shall automatically terminate, and all amounts outstanding under the Amended and Restated Credit Agreement shall automatically become immediately due and payable, upon the occurrence of an event of default arising from insolvency or bankruptcy events involving the Company, any guarantor, any material subsidiary of the Company or three or more immaterial subsidiaries of the Company.

Other debt

        As of March 31, 2013, in addition to the debt described above, the Company had approximately $29.0 million of notes with an interest rate of 4.625% due in 2014, approximately $261.3 million of notes with an interest rate of 5.750% due in 2017, approximately $89.2 million of notes with an interest rate of 7.150% due in 2027 and approximately $276.2 million of notes with an interest rate of 6.875% due in 2029 (which we collectively refer to as the Existing Public Bonds). The Company has agreed, pursuant to the indentures governing the Existing Public Bonds, that it will not, nor will it permit any subsidiary to, issue, assume or guarantee any debt secured by a security interest upon any Principal Property (as defined below) of the Company or certain subsidiaries or upon any shares of stock or indebtedness of any such subsidiary without granting a security interest to secure the Existing Public Bonds equally and ratably with, or prior to, such debt or guarantee. "Principal Property" includes any land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, which would be reflected on a consolidated balance sheet of the Company and its subsidiaries, excluding property located outside the United States of America and excluding any such property which is not material to the Company and its subsidiaries.

Scheduled debt payments

        The following table presents the approximate annual maturities of debt, based upon the Company's required payments, for the next five years and thereafter (in thousands), as of March 31, 2013:

Year	Payments
2013	$—
2014	28,965
2015	—
2016	—
2017	261,298
Thereafter	1,275,418
Less net discount	37,239

Total debt	$1,528,442

 Description of notes

        The Company will issue the notes under the indenture (the "Indenture") among itself, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We issued $910.0 million aggregate principal amount of notes in the initial private placement in December 2012. Following the Issue Date, additional notes may be issued under the Indenture from time to time in an unlimited amount ("additional notes"), subject to compliance with the restrictions set forth under "—Certain covenants—Limitation on indebtedness" and "—Certain covenants—Limitation on liens." Any additional notes will be part of the same series as the notes offered hereby and will vote on all matters as a single series with the notes. The additional notes may be issued only if the additional notes are fungible with the notes for U.S. Federal income tax purposes. All references to the notes include additional notes. In addition, we will be permitted to issue under the Indenture the exchange notes issued pursuant to the Registration Rights Agreement referred to under the heading "Exchange offer and registration rights agreement" and replacement notes issued in exchange for notes that are lost, stolen, destroyed or redeemed or repurchased in part).

        This description of notes is intended to be a useful overview of the material provisions of the notes, the Indenture, the Collateral Documents, the Intercreditor Agreement and the Permitted Junior Lien Intercreditor Agreement. Since this description of notes is only a summary, you should refer to the Indenture, the Collateral Documents, the Intercreditor Agreement and the form of Permitted Junior Lien Intercreditor Agreement for a complete description of the obligations of the Company and your rights. The Company has filed the Indenture, the Security Agreement and the Intercreditor Agreement as exhibits to the registration statement of which this prospectus forms a part, and copies of these documents are also available to Holders and prospective investors upon request.

        You will find the definitions of capitalized terms used in this description under the heading "—Certain definitions." For purposes of this description, references to the "Company," "we," "our" and "us" refer only to The McClatchy Company and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes

        The notes:

  •
  are senior secured obligations of the Company;

  •
  are secured, subject to Permitted Liens, on a first-priority basis, equally and ratably with all existing and future obligations of the Company and the Subsidiary Guarantors under any Pari Passu Lien Indebtedness and Priority Payment Lien Obligations (including obligations under the Credit Facility) to the extent set forth below under "—Security;" provided that the Holders will receive proceeds of Collateral of the Company upon any enforcement action with respect to the Collateral or in any bankruptcy, insolvency or liquidation proceeding only following the payment in full of all Priority Payment Lien Obligations;

  •
  rank equally in right of payment to any existing and future senior Indebtedness of the Company and senior in right of payment to any existing and future subordinated Indebtedness of the Company;

  •
  are structurally subordinated to obligations of subsidiaries of the Company that are not Subsidiary Guarantors;

  •
  are effectively senior to all of the Company's existing and future unsecured Indebtedness to the extent of the value of the Collateral;

  •
  are unconditionally guaranteed on a senior secured basis by each material domestic Subsidiary of the Company and certain other Subsidiaries of the Company that Incur Indebtedness in reliance on clause (2) of the second paragraph of the covenant described below under "Certain covenants—Limitation on indebtedness," as further described below under "—The subsidiary guarantees;"

  •
  mature on December 15, 2022; and

  •
  are issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        As of March 31, 2013:

  •
  the Company and the Subsidiary Guarantors had approximately $1.6 billion of total indebtedness;

  •
  the Company and the Subsidiary Guarantors had approximately $910.0 million of total secured indebtedness consisting of the notes and approximately $33.6 million of undrawn letters of credit outstanding under the Credit Facility; we also had approximately $41.4 million of availability, net of undrawn letters of credit outstanding, under the Credit Facility;

  •
  the Company and the Subsidiary Guarantors had approximately $618.4 million of existing unsecured Indebtedness that was effectively subordinated to the notes and the Subsidiary Guarantees to the extent of the value of the collateral for the notes and the Subsidiary Guarantees; and

  •
  the Non-Guarantor Subsidiaries had approximately $0.8 million of Indebtedness and no other liabilities (excluding intercompany balances and obligations of a type not required to be reflected on a balance sheet prepared in accordance with GAAP), which are structurally senior to the notes and the Subsidiary Guarantees.

The subsidiary guarantees

        The Subsidiary Guarantees:

  •
  are senior secured obligations of the Subsidiary Guarantors;

  •
  are subordinated in right of payments from proceeds of the Collateral and certain amounts received in any insolvency or liquidation proceeding to any Priority Payment Lien Obligations (including guarantee obligations of the Subsidiary Guarantors under the Credit Facility);

  •
  are secured, subject to Permitted Liens, on a first-priority basis, equally and ratably with all existing and future obligations of the Subsidiary Guarantors under any existing and future Pari Passu Lien Indebtedness and Priority Payment Lien Obligations to the extent set forth below under "—Security;" provided that the Holders will receive proceeds of Collateral of the Subsidiary Guarantors upon any enforcement action with respect to the Collateral or in any insolvency or liquidation proceeding only following the prior payment in full of all Priority Payment Lien Obligations;

  •
  rank equally in right of payment with all existing and future senior Indebtedness of the Subsidiary Guarantors and senior in right of payment to any existing and future subordinated Indebtedness of the Subsidiary Guarantors; and

  •
  are effectively senior to all of the Subsidiary Guarantors' existing and future unsecured Indebtedness to the extent of the value of the Collateral.

Interest

        Interest on the notes:

  •
  accrues at the rate of 9.00% per annum; provided that the interest shall be increased by 2% per annum (i) on any overdue principal and (ii) if an Event of Default described in clause (7) under "—Events of default" occurs and is continuing;

  •
  accrues from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  is payable in cash semiannually in arrears on December 15 and June 15 (each an "Interest Payment Date"), commencing on June 15, 2013;

  •
  is payable to Holders of record on the December 1 and June 1 immediately preceding the related Interest Payment Date; and

  •
  is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Notwithstanding the foregoing, if any such Interest Payment Date would otherwise be a day that is not a Business Day, then the interest payment will be postponed to the next succeeding Business Day. If the maturity date of the notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest will be payable as a result of such delay in payment.

        Additional interest is payable with respect to the notes in certain circumstances if the Company does not consummate the exchange offer or shelf registration, as applicable, contemplated by this prospectus and as provided in the Registration Rights Agreement and as further described under "Exchange offer and registration rights agreement" in this prospectus.

Payments on the notes; paying agent and registrar

        The Company will pay principal of, premium, if any, and interest on the notes, and notes may be exchanged or transferred, at the office or agency designated by the Company, except that the Company may, at its option, pay interest on the notes by check mailed to Holders at their registered addresses as they appear in the Registrar's books. The Company has initially designated the corporate trust office of the Trustee (or an affiliate thereof) to act as its Paying Agent and Registrar. The Company may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

        The Company will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered Holder of such global note.

Transfer and exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Mandatory redemption

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes.

Optional redemption

        Except as described below, the notes are not redeemable until December 15, 2017. On and after December 15, 2017, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount of the notes to be redeemed) plus accrued and unpaid interest on the notes, if any, and additional interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2017	104.500%
2018	103.000%
2019	101.500%
2020 and thereafter	100.000%

        The Company may on any one or more occasions prior to December 15, 2015 redeem up to 35% of the original principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 109.000% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that

          (1)   at least 65% of the original principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        In addition, at any time prior to December 15, 2017, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Redemption procedures

        The Company shall provide notice of any optional redemption to the Holders at least 30 and not more than 60 days' prior to the applicable redemption date mailed by first-class mail to each Holder's registered address. Notwithstanding the foregoing, redemption notices may be mailed or otherwise provided more than 60 days prior to a redemption date if such notice is issued in connection with the discharge of the obligations of the Company and the Subsidiary Guarantors under the notes pursuant to the Company's exercise of the defeasance or satisfaction and discharge provisions under the Indenture. Any notice of redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

        If a redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, and additional interest thereon, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then by lot (subject to rounding such that notes are redeemed in whole increments of $1,000 and no note of $2,000 in original principal amount or less will be redeemed in part). If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

        The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Subsidiary guarantees

        The Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed, on a senior secured basis, the Company's obligations under the notes and the Indenture. Each Subsidiary Guarantee is secured on a first-priority basis (subject to Permitted Liens and the prior right to payment from proceeds of the Collateral upon any enforcement action with respect to the Collateral or in bankruptcy, insolvency or liquidation proceedings to the prior payment in full of all Priority Payment Lien Obligations), together with all other Pari Passu Lien Indebtedness of the Subsidiary Guarantors, by the Collateral owned by such Subsidiary Guarantor to the extent set forth under "—Security." The Restricted Subsidiaries that guarantee the Credit Facility initially guaranteed the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks related to the notes—Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws."

        Each Subsidiary Guarantee by a Subsidiary Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale, exchange or transfer does not constitute an Asset Disposition or is made in compliance with the applicable provisions of the Indenture (see "—Certain covenants—Limitation on sales of assets and subsidiary stock" and "—Certain covenants—Merger and consolidation");

            (b)   if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

            (c)   the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

            (d)   the exercise by the Company of its legal defeasance option or covenant defeasance option as described under "—Legal defeasance and covenant defeasance" or the discharge of the Company's obligations under the Indenture in accordance with the terms of the Indenture; and

          (2)   in the case of clause (1)(a) above only, the Company delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Security

        Subject to the limitations described under "—Intercreditor agreement" below, the obligations of the Company with respect to the notes, the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees, and the performance of all other obligations of the Company and the Subsidiary Guarantors under the Indenture are secured equally and ratably with the obligations of the Company and the Subsidiary Guarantors under any other Pari Passu Lien Indebtedness and Priority Payment Lien Obligations (except that the Holders will not receive payments in respect of the Collateral in connection with enforcement actions or bankruptcy, insolvency or liquidation proceedings until the prior payment in full of the Priority Payment Lien Obligations) by a first-priority security interest, subject to Permitted Liens, in the following assets of the Company and the Subsidiary Guarantors, in each case whether now owned or hereafter acquired (other than Excluded Property) (the "Collateral"):

          (a)   all accounts, chattel paper, deposit accounts, documents (as defined in the Uniform Commercial Code), general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing;

          (b)   certain commercial tort claims;

          (c)   all books and records pertaining to collateral;

          (d)   all property of the Company or any Subsidiary Guarantor held by any collateral agent for any class of Pari Passu Lien Indebtedness, including all property of every description, in the custody of or in transit to any such collateral agent for any purpose, including safekeeping, collection or pledge, for the account of the Company or such Subsidiary Guarantor or as to which the Company or such Subsidiary Guarantor may have any right or power, including but not limited to cash;

          (e)   all other goods and personal property of the Company or any Subsidiary Guarantor, whether tangible or intangible and wherever located; and

          (f)    to the extent not otherwise included, all proceeds of the foregoing.

        "Excluded Property" means, collectively, (i) Capital Stock, or any securities convertible into or exchangeable for capital stock and all warrants, options and other rights to purchase, subscribe for or otherwise acquire capital stock (whether or not presently convertible, exchangeable or exercisable) of any Subsidiary of the Company, (ii) any Indebtedness owed to the Company or any Subsidiary Guarantor by any Subsidiary of the Company, (iii) any land, buildings, machinery, equipment, and leasehold interests and improvements in respect of the foregoing of the Company and its Subsidiaries which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, (iv) any permit or license or any contractual obligation entered into by the Company or any Subsidiary Guarantor (A) that prohibits or requires the consent of any Person other than the Company and its Affiliates which has not been obtained as a condition to the creation by the Company or the applicable Subsidiary Guarantor of a Lien on any right, title or interest in such permit, license or contractual obligation or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in clauses (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law, (v) property owned by any Grantor that is subject to a Lien permitted by clause (10) of the definition of "Permitted Liens" if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capitalized Lease Obligation or Attributable Indebtedness) prohibits or requires the consent of any Person other than the Company and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such item of property, (vi) any "intent to use" trademark applications for which a statement of use has not been filed (but only until such statement is filed) and (vii) any Capital Stock or other securities of any Affiliate of the Company in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Affiliate to be included in filings by the Company with the SEC (the exclusion in this clause (vii), the "3-16 Limitation"); provided, however, that "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

        The Collateral is pledged pursuant to a security agreement by and among the Company, the Subsidiary Guarantors and the Collateral Agent (the "Security Agreement"). For the avoidance of doubt, no assets of any Subsidiary that is not a Subsidiary Guarantor (including any Capital Stock owned by any such Subsidiary) shall constitute Collateral.

Use and release of collateral

        Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Collateral Documents, and subject to certain terms and conditions, the Company and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than as set forth in the Collateral Documents), to freely operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

        Release of collateral.    The Indenture provides that the Liens on the Collateral securing the notes will automatically and without the need for any further action by any Person be released:

          (1)   in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

          (2)   in whole upon:

            (a)   satisfaction and discharge of the Indenture as set forth below under "—Satisfaction and discharge;"

            (b)   a legal defeasance or covenant defeasance of the Indenture as described below under "—Legal defeasance and covenant defeasance;" or

            (c)   the occurrence of a Suspension Period;

          (3)   in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with the Indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary); and

          (4)   in part, in accordance with the applicable provisions of the Collateral Documents and as described below with respect to the Intercreditor Agreement.

        Certain limitations on the collateral.    The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the

Company or the Subsidiary Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Furthermore, in the event a U.S. Bankruptcy court determines the value of the Collateral (after giving effect to the prior payment in full of all Priority Payment Lien Obligations and all other obligations secured by prior Liens) is not sufficient to repay all amounts due on the notes and any other Pari Passu Lien Indebtedness, the holders of the notes and such other Pari Passu Lien Indebtedness would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable U.S. Bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Subsidiary Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

        The Company generally will not be required to take any actions to perfect the security interest of the Collateral Agent in the Collateral beyond the filing of UCC financing statements and filings with respect to material U.S. registered intellectual property. To the extent the Collateral Agent does not have a perfected security interest in any Collateral, the Collateral Agent's security interest will not be enforceable against third parties.

Intercreditor agreement

        On the Issue Date, the Collateral Agent and the collateral agent under the Credit Facility (the "Credit Facility Collateral Agent") entered into an intercreditor agreement (the "Intercreditor Agreement") that was acknowledged by the Company and the Subsidiary Guarantors and by their acceptance of the notes, the Holders agreed to be bound thereby. Following the Issue Date, additional collateral agents for the holders of other Pari Passu Lien Indebtedness and Priority Payment Lien Obligations may become party to the Intercreditor Agreement subject to compliance with certain procedural requirements in the Intercreditor Agreement. The notes and other obligations secured by the Liens in favor of the Collateral Agent, the Priority Payment Lien Obligations secured by Liens in favor of the Credit Facility Collateral Agent and the obligations in respect of any other Pari Passu Lien Indebtedness or Priority Payment Lien Obligations secured by Liens in favor of any other collateral agent that becomes party to the Intercreditor Agreement after the Issue Date are each referred to as a "class" of First Lien Obligations in this section.

        The Intercreditor Agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on any Collateral in which the Collateral Agent and one or more collateral agents for any class of First Lien Obligations have perfected security interests (any such Collateral as to which the Collateral Agent and any other collateral agent have such a perfected security interest being referred to as "Shared Collateral"), the Collateral Agent and each other collateral agent with respect to such Shared Collateral will have equal rights to enforce the respective security interests in the Shared Collateral subject to certain other provisions of the Intercreditor Agreement; provided that the Priority Payment Lien Obligations will have priority in right of payment upon a foreclosure, enforcement or exercise of remedies with respect to the Shared Collateral or upon the occurrence of a bankruptcy, insolvency or similar event or if the Collateral Agent or any other collateral agent for any class of Pari Passu Lien Indebtedness receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement) and will be repaid prior to the payment of the Notes Obligations and any other Pari Passu Lien Indebtedness.

        A portion of the obligations secured by the Shared Collateral (including Priority Payment Lien Obligations) consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto.

        The Intercreditor Agreement provides that none of the Collateral Agent, the Credit Facility Collateral Agent or any additional collateral agent for the holders of any other class of First Lien Obligations shall contest or support any Person in contesting in any proceeding (including a bankruptcy proceeding) the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other collateral agent or any holders of First Lien Obligations in the Shared Collateral; provided that the foregoing shall not impair the right of any collateral agent or holder of First Lien Obligations to enforce the Intercreditor Agreement. In addition, the Intercreditor Agreement provides that the Company and the Subsidiary Guarantors shall not, and shall not permit any Subsidiary to, grant or permit or suffer to exist any additional Liens on any asset or property to secure any class of First Lien Obligations unless it has granted a Lien on such asset or property to secure each other class of First Lien Obligations, as the case may be; provided that the foregoing shall not prohibit the Priority Payment Lien Obligations from being secured by any assets that do not secure the Notes Obligations or any Pari Passu Lien Indebtedness due to the Rule 3-16 Limitation.

        If (i) any of the Collateral Agent, the Credit Facility Collateral Agent or the collateral agent or any secured party in respect of any other class of First Lien Obligations takes any action to enforce rights or exercise remedies in respect of any Shared Collateral, (ii) any distribution (whether in cash, securities or other property) is made in respect of any Shared Collateral in any insolvency or liquidation proceeding of the Company or any Subsidiary Guarantor or (iii) the Collateral Agent, any other such collateral agent or any such secured party receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than the Intercreditor Agreement), then the proceeds of any sale, collection or other liquidation of any Shared Collateral obtained by the Collateral Agent, any other such collateral agent or any such secured party in respect of any First Lien Obligations on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by the Collateral Agent, any other such collateral agent or any such secured party in respect of any First Lien Obligations shall be applied as follows:

          (1)   first, (a) to the payment of all amounts owing to such collateral agent (in its capacity as such) pursuant to the terms of any document related to the First Lien Obligations, (b) in the case of any such enforcement of rights or exercise of remedies, to the payment of all costs and expenses incurred by such collateral agent or any secured parties in the same class as such collateral agent in respect of First Lien Obligations in connection therewith and (c) in the case of any such payment pursuant to any such intercreditor agreement, to the payment of all costs and expenses incurred by such collateral agent or any of its related secured parties in enforcing its rights thereunder to obtain such payment;

          (2)   second, to the payment in full of any Priority Payment Lien Obligations at the time due and payable (including any post-petition interest with respect thereto, whether or not allowable in any insolvency or liquidation proceeding);

          (3)   third, subject to the limitations described below under "Intercreditor arrangements among the Holders and holders of pari passu lien indebtedness" to the payment in full of the Notes Obligations and all other Pari Passu Lien Indebtedness secured by a Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed, as among such classes of First Lien Obligations, ratably in accordance with the amounts of the First Lien Obligations of each such class on the date of such application);

          (4)   fourth, after payment in full of all the First Lien Obligations secured by such Shared Collateral, to the holders of any junior liens on the Shared Collateral; and

          (5)   fifth, to the Company and the other Subsidiary Guarantors or their successors or assigns or as a court of competent jurisdiction may direct.

        Nothing in the Intercreditor Agreement shall affect the ability of any of the Collateral Agent, the Credit Facility Collateral Agent or other collateral agents or secured parties in respect of any other First Lien Obligations (i) to enforce any rights and exercise any remedies with respect to any Shared Collateral available under the documents related to such First Lien Obligations or applicable law or (ii) to commence any action or proceeding with respect to such rights or remedies; provided that, notwithstanding the foregoing, (a) each collateral agent and secured parties in the same class as such collateral agent shall remain subject to, and bound by, all covenants or agreements made in the Intercreditor Agreement, (b) each collateral agent has agreed, on behalf of itself and secured parties in the same class as such collateral agent, that, prior to the commencement of any enforcement of rights or any exercise of remedies with respect to any Shared Collateral by such collateral agent or any secured parties in the same class as such collateral agent, such collateral agent or such secured party, as the case may be, shall provide written notice thereof to each other collateral agent as far in advance of such commencement as reasonably practicable, and shall regularly inform each collateral agent of developments in connection with such enforcement or exercise, and (c) each collateral agent agrees, on behalf of itself and the secured parties in the same class as such collateral agent, that such collateral agent and such secured parties shall cooperate in a commercially reasonable manner with each other collateral agent and its related secured parties in any enforcement of rights or any exercise of remedies with respect to any Shared Collateral.

        With respect to any Shared Collateral on which a Lien can be perfected by the possession or control of such Shared Collateral, then the applicable collateral agent in respect of a class of First Lien Obligations that holds or controls such Shared Collateral shall also hold such Shared Collateral as gratuitous bailee and sub-agent for each other collateral agent in respect of all other classes of First Lien Obligations; provided that any proceeds arising from such pledged or controlled Shared Collateral shall be subject to the waterfall provisions set forth in the second preceding paragraph. Until the payment in full of the obligations under the Credit Facility, the Credit Facility Collateral Agent shall hold all such Shared Collateral (for itself and as bailee for the Collateral Agent and any other collateral agent with respect to First Lien Obligations) which can be perfected by control or possession and, after the payment in full of such obligations, the collateral agent with respect to the class of First Lien Obligations of the largest principal amount at such time shall hold such Collateral.

Agreements with respect to bankruptcy or insolvency proceedings

        If the Company or any of the Subsidiary Guarantors becomes subject to a case under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), and, as debtor(s)-in-possession, moves for approval of financing ("DIP Financing") to be provided by one or more lenders (the "DIP Lenders") under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Collateral Agent will agree in the Intercreditor Agreement, each Holder will agree by its acceptance of the notes and each holder of any Pari Passu Lien Indebtedness will agree by its acceptance of such Pari Passu Lien Indebtedness that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same ("DIP Financing Liens") or to any use of cash collateral that constitutes Shared Collateral, unless the Credit Facility Collateral Agent or the holders of any Priority Payment Lien Obligations secured by such Shared Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens of such Priority Payment Lien Obligations in such Shared Collateral, the Collateral Agent will, for itself and on behalf of the Holders, and the holders of any other Pari Passu Lien Indebtedness will, subordinate the liens of the Pari Passu Indebtedness Secured Parties in such Shared Collateral to the DIP Financing Liens, all adequate protection liens granted to the holders of the Priority Payment Lien Obligations on the Shared Collateral, and to any "carve-out" for professional and United States Trustee fees agreed to by the Credit Facility Collateral Agent), so long as the Pari Passu Indebtedness Secured Parties are granted adequate protection in accordance with the terms of the Intercreditor Agreement.

        The Collateral Agent agrees in the Intercreditor Agreement, each Holder agrees by its acceptance of the notes and each holder of Pari Passu Lien Indebtedness will agree by its acceptance of such Pari Passu Lien Indebtedness that it will not object to or oppose any release of their Liens in connection with any sale or other disposition of any Shared Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Credit Facility Collateral Agent and the holders of Priority Payment Lien Obligations shall have consented to such sale or disposition of such Shared Collateral, provided that the Holders and the Pari Passu Lien Indebtedness will be entitled to assert any objection to such sale or disposition that may be asserted by any unsecured creditor of the Company or any of its Subsidiaries in such bankruptcy.

        In addition, the Intercreditor Agreement also limits or restricts the Holders, the holders of Pari Passu Lien Indebtedness and the Collateral Agent and other collateral agents with respect to Pari Passu Lien Indebtedness from taking certain other actions in any bankruptcy or insolvency case of the Company or its Subsidiaries, or from opposing certain actions taken by the Credit Facility Collateral Agent or the holders of the Priority Payment Lien Obligations, including with respect to, among other things, seeking relief from the automatic stay, exercising certain rights or asserting certain claims under the Bankruptcy Code, or the voting of claims in contravention of the terms of the Intercreditor Agreement.

        Neither the Collateral Agent (nor the collateral agent for any Pari Passu Lien Indebtedness) nor the Holders (nor any holder of Pari Passu Lien Indebtedness) shall oppose (or support the opposition of any other Person) in any insolvency or liquidation proceeding (i) any motion or other request by the Credit Facility Collateral Agent or the holders of Priority Payment Lien Obligations for adequate protection of the Credit Facility Collateral Agent's Liens upon the Shared Collateral in any form, including any claim of the Credit Facility Collateral Agent or the holders of Priority Payment Lien Obligations to post-petition interest, fees, or expenses as a result of their Lien on the Shared Collateral, and request for additional or replacement Liens on post-petition assets of the same type as the Shared Collateral and/or for a super-priority administrative claim, or (ii) any objection by the Credit Facility Collateral Agent or the holders of Priority Payment Lien Obligations to any motion, relief, action or proceeding based on the Credit Facility Collateral Agent or the holders of Priority Payment Lien Obligations claiming a lack of adequate protection with respect to their Liens in the

Shared Collateral. The Collateral Agent, for itself and on behalf of Holders, and other collateral agents with respect to Pari Passu Lien Indebtedness, for themselves and on behalf of the holders of Pari Passu Lien Indebtedness, may seek adequate protection of their junior interest in the Shared Collateral, subject to the provisions of the Intercreditor Agreement, as follows: if the Credit Facility Collateral Agent is granted adequate protection in the form of an additional or replacement Lien on the Shared Collateral and/or a superpriority administrative claim, the Collateral Agent or other collateral agents with respect to Pari Passu Lien Indebtedness may receive as adequate protection an additional or replacement Lien and/or a superpriority administrative claim (as applicable) that is junior and subordinate to such lien and/or claim granted to the Credit Facility Collateral Agent on behalf of the holders of Priority Payment Lien Obligations as adequate protection. If the Collateral Agent, for itself and on behalf of the Holders, and other collateral agents with respect to Pari Passu Lien Indebtedness, for themselves and on behalf of the holders of Pari Passu Lien Indebtedness, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Shared Collateral in the form of an additional or replacement Lien and/or a superpriority administrative claim, then the Collateral Agent, for itself and the Holders, and other collateral agents with respect to Pari Passu Lien Indebtedness, for themselves and on behalf of the holders of Pari Passu Lien Indebtedness, agrees that the Credit Facility Collateral Agent shall also be granted an additional or replacement Lien and/or a superpriority administrative claim (as applicable) as adequate protection of its senior interest in the Shared Collateral, and that the Collateral Agent's additional or replacement Lien and/or superpriority claim (as applicable) shall be subordinated to the additional or replacement Lien and/or superpriority claim of the Credit Facility Collateral Agent on the same basis as the Liens and claims of the Collateral Agent or the other collateral agents with respect to Pari Passu Lien Collateral on the Shared Collateral are subordinated to the Liens of, and claims with respect to, the Credit Facility Collateral Agent on the Shared Collateral under the Intercreditor Agreement.

Intercreditor arrangements among the holders of notes and holders of pari passu lien indebtedness

        The Intercreditor Agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on any Shared Collateral, the security interests of the Collateral Agent and each such other collateral agent for the holders of Pari Passu Lien Indebtedness in such Shared Collateral will rank equal in priority. With respect to the Notes Obligations and each other class of Pari Passu Lien Indebtedness, the collateral agent for such class shall bear the risk of (a) any determination by a court of competent jurisdiction that (i) the Notes Obligations or any Pari Passu Lien Indebtedness of such class is unenforceable under applicable law or is subordinated to any other obligations, (ii) such collateral agent does not have a valid and perfected lien on any of the Collateral securing the Notes Obligations or any of the Pari Passu Lien Indebtedness of any other class and/or (iii) any third party (other than the Collateral Agent or any other collateral agent for any class of Pari Passu Lien Indebtedness, such third party is referred to herein, with respect to any Intervening Lien (as defined below) for the benefit of such third party, referred to herein as an "Intervening Creditor") has a lien on any Shared Collateral that is senior in priority to the lien of such collateral agent, on such Shared Collateral, but junior to the lien on such Shared Collateral securing the Notes Obligations or any other class of Pari Passu Lien Indebtedness (any such lien being referred to as an "Intervening Lien"), or (b) the existence of any Collateral securing the Notes Obligations or Pari Passu Lien Indebtedness of any other class that is not Shared Collateral for such collateral agent (any condition referred to in clause (a) or (b) with respect to Pari Passu Lien Indebtedness of any class being referred to as an "Impairment" with respect to such class). In furtherance of the foregoing, in the event the Notes Obligations or Pari Passu Lien Indebtedness of any other class shall be subject to an Impairment in the form of an Intervening Lien, the value of any Shared Collateral or proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or proceeds to be distributed in respect of the Notes Obligations or Pari Passu Lien Indebtedness of such other class, respectively.

Change of control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under "—Optional redemption," each Holder will have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

        Within 30 days following any Change of Control, the Company will mail a notice (the "Change of Control Offer") to each Holder at the address appearing in the security register, with a copy to the Trustee, stating:

          (1)   that a Change of Control Offer is being made and that such Holder has the right to require the Company to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the "Change of Control Payment");

          (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

          (3)   the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its notes repurchased;

          (4)   that any notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

          (5)   that, unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the notes delivered for purchase and a statement that such Holder is unconditionally withdrawing its election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

          (3)   deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        The paying agent will promptly mail to each Holder so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or larger integral multiples of $1,000.

        If the Change of Control Payment Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, and additional interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption for all of the outstanding notes has been given pursuant to the Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed redemption date. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

        We may be unable to repurchase the notes upon a Change of Control because we may not have sufficient funds available or we may be prohibited from doing so by the terms of our other indebtedness. In addition, a transaction constituting a Change of Control may also constitute an Event of Default under the Credit Facility or under future credit agreements or agreements relating to

Indebtedness to which we become a party. If a Change of Control were to occur, we may seek to obtain a waiver under our Credit Facility or refinance the Indebtedness under our Credit Facility. However, no assurance can be provided that we would be successful in obtaining any such waiver or refinancing, and if we were not successful the amounts outstanding under our Credit Facility may be declared immediately due and payable. See "Risk Factors—Risks related to the notes—Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the indenture."

Certain covenants

Effectiveness of covenants

Following the first day:

  (a)
  the notes have an Investment Grade Rating from both of the Ratings Agencies; and

  (b)
  no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

  •
  "—Certain covenants—Limitation on indebtedness;"

  •
  "—Certain covenants—Limitation on restricted payments;"

  •
  "—Certain covenants—Limitation on restrictions on distributions from restricted subsidiaries;"

  •
  "—Certain covenants—Limitation on sales of assets and subsidiary stock;"

  •
  "—Certain covenants—Future subsidiary guarantors;"

  •
  "—Certain covenants—Limitation on affiliate transactions;" and

  •
  clause (4) of "—Merger and consolidation"

(collectively, the "Suspended Covenants"). Additionally, upon the commencement of a Suspension Period, the amount of Excess Proceeds will be reset to zero. If at any time the notes' credit rating is downgraded from an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the "Reinstatement Date") and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the Indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the "Suspension Period."

        On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of the second paragraph of "—Certain covenants—Limitation on indebtedness." Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under "—Certain covenants—Limitation on restricted payments" will be made as though the covenants described under "—Certain covenants—Limitation on restricted payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Certain covenants—Limitation on restricted payments" to the extent such Restricted Payments were not otherwise permitted to be made pursuant to clauses (1) through (17) of the second paragraph under "—Certain covenants—Limitation on restricted payments;" provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to the first paragraph shall not be reduced below zero solely as a result of such Restricted Payments under "—Certain covenants—Limitation on restricted payments."

        During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company's Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be no greater than 5.25 to 1.00; provided, further, that if any such Indebtedness is Incurred by a Subsidiary Guarantor, either (x) on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Priority Leverage Ratio would be no greater than 2.75 to 1.00 or (y) such Indebtedness constitutes Guarantor Subordinated Obligations.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

          (1)   Indebtedness of the Company evidenced by the notes (other than additional notes) and any notes issued in exchange for the notes pursuant to the Registration Rights Agreement and Indebtedness of Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the notes (other than additional notes) and any Guarantee of any such exchange notes;

          (2)   Indebtedness Incurred pursuant to Debt Facilities in an aggregate principal amount not to exceed $200 million at any time outstanding, less to the extent a permanent repayment or commitment reduction is required thereunder as a result of such application, the aggregate principal amount of all principal repayments following the Issue Date actually made under any Debt Facilities incurred in reliance on this clause (2) with Net Available Cash from Asset Dispositions;

          (3)   Guarantees by (x) the Company or a Subsidiary Guarantor (including any Restricted Subsidiary the Company elects to cause to become a Subsidiary Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of the Indenture; provided that in the case of any Guarantee by a Subsidiary Guarantor pursuant to this clause (3), either (x) on the date such Indebtedness is initially Incurred by the Company or a Restricted Subsidiary and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis the Priority Leverage Ratio would be no greater than 2.75 to 1.00 or (y) such Guarantee constitutes Guarantor Subordinated Obligations, and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

          (4)   Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

            (a)   if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

            (b)   if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

            (c)   (i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

               (ii)  any subsequent sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

          shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

          (5)   any Indebtedness (other than the Indebtedness described in clauses (1) and (2)) outstanding on the Issue Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (1), this clause (5) or clause (6) or Incurred pursuant to the first paragraph of this covenant;

          (6)   Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or consolidated with or into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person is acquired by, or merged or consolidated with, the Company or any Restricted Subsidiary and after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6), either (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; (ii) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio immediately prior to such acquisition; or (iii) the aggregate principal amount of such Indebtedness at any time outstanding incurred pursuant to this clause (iii) (together with all Refinancing Indebtedness in respect of Indebtedness previously Incurred pursuant to this clause (iii)) shall not exceed $25.0 million;

          (7)   Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Company or any Restricted Subsidiary and not for speculative purposes;

          (8)   Purchase Money Indebtedness in an aggregate principal amount not to exceed $50.0 million at any one time outstanding pursuant to this clause (8);

          (9)   Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, letters of credit, banker's guarantees or banker's acceptances, in each case in the ordinary course of business;

          (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, provided that

            (a)   the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

            (b)   such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

          (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

          (12) Indebtedness Incurred by the Company or any Restricted Subsidiary in connection with (i) insurance premium financing arrangements not to exceed $10.0 million at any one time outstanding or (ii) take-or-pay obligations in supply agreements incurred in the ordinary course of business;

          (13) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Company and its Restricted Subsidiaries (for the avoidance of doubt, including Cash Management Obligations);

          (14) guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;

          (15) Indebtedness of the Company or any Restricted Subsidiary to the extent that the Net Proceeds thereof are promptly deposited to defease the notes as set forth below under the heading "—Legal defeasance and covenant defeasance;"

          (16) Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this clause (16) shall not exceed $50.0 million at any time outstanding; provided that in the case of any Guarantee by a Subsidiary Guarantor pursuant to this clause (16), either (x) on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis the Priority Leverage Ratio would be no greater than 2.75 to 1.00 or (y) such Guarantee constitutes Guarantor Subordinated Obligations;

          (17) Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed $75.0 million at any time outstanding; and

          (18) in addition to the items referred to in clauses (1) through (17) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed $75.0 million at any time outstanding; provided that in the case of any Incurrence of Indebtedness by a Subsidiary Guarantor pursuant to this clause (18), either (x) on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis the Priority Leverage Ratio would be no greater than 2.75 to 1.00 or (y) such Indebtedness constitutes Guarantor Subordinated Obligations.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

          (1)   in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant or could be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the Issue Date under the Credit Facility shall be deemed Incurred on the Issue Date under clause (2) of the second paragraph of this covenant and may not later be reclassified;

          (2)   Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

          (3)   if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (2) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

          (4)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (5)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

          (6)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the Guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others Guaranteed solely by means of a Lien on any asset or property of the Company or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this "—Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

            (a)   dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

            (b)   dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

          (2)   purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

          (3)   make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, Guarantor Subordinated Obligations or Existing Notes other than the purchase, repurchase, redemption, defeasance or other acquisition of such Subordinated Obligations, Guarantor Subordinated Obligations or Existing Notes, as the case may be, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or

          (4)   make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a "Restricted Payment"), unless, at the time of and after giving effect to such Restricted Payment:

            (a)   no Default shall have occurred and be continuing (or would result therefrom);

            (b)   immediately after giving effect to such transaction on a pro forma basis, the Company is able to Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the "—Limitation on indebtedness" covenant; and

            (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to February 11, 2010 (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (5), (6), (7), (8), (9), (10), (12), (13), (14), (15), (16) and (17) of the next succeeding paragraph) would not exceed the sum of, without duplication:

                (i)  the excess of (A) the Company's cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (A) 140% of the Company's Consolidated Interest Expense, each determined for the period (taken as one accounting period) from December 27, 2009 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

               (ii)  100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to February 11, 2010, other than:

                (A)  Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

                (B)  Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock to the extent applied to redeem notes in compliance with the provisions set forth under the second paragraph of the caption "—Optional redemption;"

              (iii)  the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange subsequent to February 11, 2010 of any Indebtedness of the Company or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange);

              (iv)  100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made after February 11, 2010 and redemptions and repurchases of such Restricted Investments from the Company or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Company and its Restricted Subsidiaries and releases of Guarantees that constitute Restricted Investments by the Company and its Restricted

      Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to clause (12) of the next succeeding paragraph);

               (v)  100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Company or its Restricted Subsidiaries from the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (12) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); and

              (vi)  to the extent that any Unrestricted Subsidiary of the Company designated as such after February 11, 2010 is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Company merges into or consolidates with the Company or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Company or a Restricted Subsidiary, in each case after February 11, 2010, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary, as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (12) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

        The provisions of the preceding paragraph will not prohibit:

          (1)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Existing Notes, Subordinated Obligations or Guarantor Subordinated Obligations or any Restricted Investment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Existing Notes, Subordinated Obligations, Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness;

          (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness;"

          (4)   dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

          (5)   the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company held by any existing or former employees, management or directors of or consultants to the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Company; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year, although such amount in any calendar year (with any unused amounts in any year being available in succeeding years) may be increased by an amount not to exceed:

            (a)   the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees or members of management of the Company or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

            (b)   the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

            (c)   the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (a) and (b) of this clause (5);

          (6)   the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture;

          (7)   repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

          (8)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Existing Notes, Subordinated Obligations or Guarantor Subordinated Obligations at a purchase price not greater than 101% of the principal amount of (plus accrued and unpaid interest on) such Existing Notes, Subordinated Obligations or Guarantor Subordinated Obligations in the event of a Change of Control in accordance with provisions similar to the "—Change of control" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer under the Indenture and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer under the Indenture;

          (9)   cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or other exchanges of securities of the Company or a Restricted Subsidiary in exchange for Capital Stock of the Company;

          (10) the purchase, repurchase, redemption, acquisition or retirement of Existing Notes, Subordinated Obligations or Guarantor Subordinated Obligations with Unutilized Excess Proceeds remaining after an Asset Disposition Offer pursuant to the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock;"

          (11) [Reserved];

          (12) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of amounts included in clause (c)(i) of the preceding paragraph)) not to exceed $25.0 million;

          (13) the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

          (14) in connection with any acquisition by the Company or any of its Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);

          (15) the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;

          (16) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary; or

          (17) the purchase, repurchase, redemption, defeasance, acquisition or retirement of the Company's 4.625% Notes due November 1, 2014 and/or the Company's 5.750% Notes due September 1, 2017;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (6), (10), (12), (16) and (17) no Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Company.

        For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) above, or is entitled to be made pursuant to the first paragraph thereof, the Company will be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

        If the Company or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under the first paragraph of this covenant or any other provision of this covenant or the definition of Permitted Investment (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Restricted Subsidiary.

        As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of

"Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) that secures any Indebtedness on any asset or property of the Company or such Restricted Subsidiary or any income or profits therefrom, other than Liens securing Indebtedness that are expressly junior in priority to the Liens on such property or assets securing the notes pursuant to a Permitted Junior Lien Intercreditor Agreement. Additionally, the Company will not, and will not permit any of its Restricted Subsidiaries to, incur or suffer to exist any Lien (the "Initial Lien") on any Excluded Property to secure any Pari Passu Lien Indebtedness or Priority Payment Lien Obligations (other than assets that are excluded as a result of the 3-16 Limitation), unless the Company or such Restricted Subsidiary concurrently grants a Lien to the Collateral Agent to secure the notes ranking with the priority specified in the Intercreditor Agreement; provided however, that any such Lien on Excluded Property created to secure the notes pursuant to this sentence shall provide by its terms that upon the release and discharge of the Initial Lien on such Excluded Property by the collateral agent for the Pari Passu Lien Indebtedness or Priority Payment Lien Obligations, as applicable, secured by such Initial Lien, the Lien on such Excluded Property securing the notes shall be automatically and unconditionally released and discharged and the Company may take any action necessary to memorialize such release or discharge.

Limitation on restrictions on distributions from restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1)   (A) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

          (3)   sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

        The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

            (i)  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement and the Credit Facility (and related documentation) in effect on such date;

           (ii)  any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or in contemplation of the transaction) or such assets were acquired by the Company or any Restricted Subsidiary; provided, that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Company or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

          (iii)  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Company) in any material respect, taken as a whole, to the Holders than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;

          (iv)  in the case of clause (3) of the first paragraph of this covenant, encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of the covenant described under "—Limitation on liens" that apply only to the assets subject to such Liens;

           (v)  Purchase Money Indebtedness and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (vi)  contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary;

         (vii)  restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

        (viii)  any customary provisions in joint venture agreements relating to joint ventures and other similar agreements entered into in the ordinary course of business; provided that if such joint venture is a Restricted Subsidiary, such provisions will not materially affect the Company's ability to make anticipated principal or interest payments on the notes (as determined in Good Faith by the Company);

          (ix)  any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

           (x)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

          (xi)  encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with "—Limitation on indebtedness" that are not more restrictive, taken as a whole (as determined in Good Faith by the Company), than those applicable to the Company in the Indenture and the Credit Facility on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level);

         (xii)  encumbrances or restrictions contained in or arising under indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors subsequent to the Issue Date pursuant to clauses (2), (5), (6), (7) and (14) of the second paragraph of "—Limitation on indebtedness" by Restricted Subsidiaries, provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company's ability to make anticipated principal or interest payments on the notes (as determined in Good Faith by the Company); and

        (xiii)  under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries.

Limitation on sales of assets and subsidiary stock

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition following the Issue Date unless:

            (i)  the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and

           (ii)  at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

        The Company shall determine the Fair Market Value of any consideration from such Asset Disposition that is not cash or Cash Equivalents.

        Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Disposition shall be applied at the Company's election:

          (w)  in the case of any Asset Disposition by a Non-Guarantor Subsidiary or consisting of Capital Stock of a Non-Guarantor Subsidiary, to repay Indebtedness of a Non-Guarantor Subsidiary within 30 days of receipt of such Net Available Cash,

          (x)   to reinvest in or acquire assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Company or that would constitute a Permitted Investment under clause (2) of the definition thereof) used or useful in a Related Business; provided that to the extent the assets subject to such Asset Disposition were Collateral, such newly acquired assets shall also be Collateral, or

          (y)   to repay, prepay, purchase, redeem or otherwise acquire Priority Payment Lien Obligations (and, if the Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired).

        All Net Available Cash that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclause (w), (x) or (y) of the preceding paragraph within 365 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365 day period) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all Holders in an amount equal to the Notes First Lien Percentage (determined with respect to any Net Available Cash from any Asset Disposition included in such Excess Proceeds at the time of such Asset Disposition) of such Excess Proceeds to purchase the maximum principal amount of the notes (on a pro rata basis) that may be purchased out of the Notes First Lien Percentage of such Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of interest on the related Interest Payment Date), in accordance with the procedures set forth in the Indenture, in integral multiples of $1,000 (except that no note will be purchased in part if the remaining principal amount would be less than $2,000). To the extent that the aggregate amount of notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Notes First Lien Percentage of such Excess Proceeds, the Company may use any remaining portion of such Excess Proceeds that is not applied to purchase notes ("Unutilized Excess Proceeds") for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to its other contractual requirements, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by Holders exceeds the Notes First Lien Percentage of such Excess Proceeds, the notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. For the avoidance of doubt, the Company shall be permitted to apply Net Available Cash from any Asset Disposition (other than the Notes First Lien Percentage thereof) to repay, prepay redeem, purchase or otherwise acquire Pari Passu Lien Indebtedness at any time; provided that any such Pari Passu Lien Indebtedness shall be cancelled by the Company and deemed no longer outstanding; provided, further, that if the Pari Passu Lien Indebtedness so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Pari Passu Lien Indebtedness under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all notes validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes or portions of notes validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes validly tendered and not properly withdrawn, in each case in denominations of $1,000 (except that no note will be purchased in part if the remaining principal amount would be less than $2,000). The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder an amount equal to the purchase price of the notes validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company will promptly issue a new note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

        (b)   For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness or other liabilities of the Company (other than Disqualified Stock or Subordinated Obligations) or Indebtedness or other liabilities of any Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Disposition, (y) securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash and (z) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the "—Limitation on sales of assets and subsidiary stock" covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Company described under this covenant in the Indenture.

        (d)   Pending the final application of any such Net Available Cash, the Company or its Restricted Subsidiaries may temporarily reduce revolving indebtedness under any Debt Facility or otherwise invest such Net Available Cash in Cash Equivalents.

Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1)   the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

          (3)   in the event such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

        The preceding paragraph will not apply to:

          (1)   any (i) Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on restricted payments" and (ii) Permitted Investment in any Person that is an Affiliate of the Company solely as a result of ownership of Investments in such Person by the Company or any Restricted Subsidiary;

          (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Company;

          (3)   loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $5.0 million (without giving effect to the forgiveness of any such loan);

          (4)   any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary;

          (5)   the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Company or any Restricted Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

          (6)   the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders in any material respect, as determined in Good Faith by the Company, than the terms of the agreements in effect on the Issue Date;

          (7)   any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Company, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

          (8)   transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries; provided that as determined in Good Faith by the Company, such transactions are on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

          (9)   any purchases by the Company's Affiliates of Indebtedness of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates; and

          (10) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Company or any Restricted Subsidiary.

Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide to the Trustee and the registered Holders, within 15 days of the applicable time periods specified in the relevant forms: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of the Company), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent registered public accounting firm; and (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; provided that unless otherwise required to be provided to Holders, current reports will only be required with respect to the following Form 8-K Items (or its successor item): Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 4.01 (Changes in Registrant's Certifying Accountant), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant), Items 5.02 (a), (b) and (c) (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers) and Item 9.01 (Financial Statements and Exhibits, but only with respect to financial statements and pro forma financial information relating to transactions required to be reported pursuant to Item 2.01); provided however, that to the extent such reports are filed with the SEC and publicly available, such reports shall have been deemed to have been provided to the Holders and no additional copies need to be provided to the Holders, however, copies will still be delivered to the Trustee.

        Additionally, the Company will cause such documents to be filed with the SEC unless the SEC will not accept such documents. The requirement for the Company to provide information may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant; provided, however, that the Company will (upon request) provide one copy of the exhibits of the foregoing to the Trustee and will (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a summary presentation, in the footnotes to the financial statements, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

        In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent such notes constitute "restricted securities" within the meaning of the Securities Act.

Merger and consolidation

        The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to, any Person unless:

          (1)   if other than the Company, the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

          (2)   the Successor Company (if other than the Company) and, in the case of a Successor Company that is not a corporation, a corporate co-issuer, assume pursuant to a supplemental indenture or other documentation instruments, executed and delivered to the Trustee, in forms reasonably satisfactory to the Trustee, all of the obligations of the Company under the notes, the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement and, to the extent required by and subject to the limitations set forth in the Security Agreement, will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Agreement, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Company, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (i) the Company or the Successor Company, as applicable, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant or (ii) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio prior to such transaction;

          (5)   if the Successor Person is not the Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the notes and its obligations under the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and, to the extent required by and subject to the limitations set forth in the Security Agreement, shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the

  Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Agreement, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this covenant and, if any supplement to any Collateral Document is required in connection with such transaction, that such supplement complies with the applicable provisions of the Indenture.

        Without compliance with the preceding clauses (3) and (4):

          (1)   any Restricted Subsidiary may consolidate with, merge with or into or to the Company or a Subsidiary Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Subsidiary Guarantor; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (6); and

          (2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (6).

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor) unless:

          (1)   if such entity remains a Subsidiary Guarantor, (a) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (b) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee, the Indenture, the Collateral Documents (as applicable), the Intercreditor Agreement and the Registration Rights Agreement and, to the extent required by and subject to the limitations set forth in the Security Agreement, shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Agreement, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (c) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (d) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

          (2)   if such transaction constitutes an Asset Disposition, the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), to the extent applicable.

        Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or (ii) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        Upon satisfaction of the foregoing applicable conditions, the Company or the applicable Subsidiary Guarantor, as the case may be, will be released from its obligations under the Indenture and the Successor Company or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Subsidiary Guarantor, as the case may be, under the Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes and a Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

        Solely for the purpose of computing amounts described in clauses (4)(c)(i), (4)(c)(ii), (4)(c)(iii) and (4)(c)(iv) of the covenant described under "—Limitation on restricted payments," the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Future subsidiary guarantors

        The Company will cause (i) each Wholly Owned Subsidiary (other than a Foreign Subsidiary) that is formed or acquired following the Issue Date and (ii) any other Subsidiary that Incurs Indebtedness in reliance on clause (2) of the second paragraph under the "—Limitation on indebtedness" covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the notes on a senior secured basis (to the extent provided in the Collateral Documents) and all other obligations under the Indenture; provided that any Wholly Owned Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its

Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreement and, to the extent required by the Security Agreement, shall as promptly as practicable execute and deliver such security instruments, financing statements and certificates as may be necessary to vest in the Collateral Agent a perfected first priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Limitation on lines of business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

        The Company will not, and will not permit any of its Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any Holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an Event of Default:

          (1)   default in any payment of interest on any note when due, and the continuance of such default for 30 days;

          (2)   default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (3)   failure by the Company to comply with its obligations under "—Certain covenants—Merger and consolidation" or "Change of control;"

          (4)   failure by the Company to comply for 45 days after notice as provided below with any of its obligations under the covenants described under "—Certain covenants" above (in each case, other than matters that would constitute an Event of Default under clause (3) above);

          (5)   failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (1) through (4) above) contained in the Indenture or under the notes or the Collateral Documents;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure to pay principal on such Indebtedness at its final stated maturity within the grace period provided in the agreements or instruments governing such Indebtedness ("payment default"); or

            (b)   results in the acceleration of such Indebtedness prior to its stated final, maturity (the "cross-acceleration provision");

          and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

          (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

          (8)   failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $50.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the Good Faith by the Company) that has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect (the "judgment default provision");

          (9)   any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Subsidiary Guarantees) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture, its Subsidiary Guarantee, any Collateral Document or the Intercreditor Agreement and the Company fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days; and

          (10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of the Indenture or the Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such failure continues for 60 days or (B) the assertion by the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days.

        However, a default under clause (4), (5) or (10)(A) or (B) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4), (5) or (10)(A) or (B) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a "notice" to the Company, or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing with respect to the Company, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3)   such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Collateral Agent pursuant to the Collateral Documents. The Collateral Agent's ability to foreclose upon and sell the Collateral upon an Event of Default will be subject to the terms of the Intercreditor Agreement and limitations under bankruptcy and local laws.

        Notwithstanding the foregoing, if the Company so elects, the sole remedy of the Holders for a failure to comply with any obligations the Company may have or is deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or to the Company's failure to comply with the covenant described in "—Certain covenants—Reports," will for the first 180 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the notes at a rate per annum: (i) equal to 0.25% for the first 90 days after the occurrence of such failure and (ii) equal to 0.50% from the 91st day to, and including, the 180th day after the occurrence of such failure, which we call additional interest. The additional interest will accrue on all outstanding notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant Interest Payment Date to Holders of record on the regular record date immediately preceding the Interest Payment Date. On the 181st day after such failure (if such violation is not cured or waived prior to such 181st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the notes will be subject to acceleration as provided above.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture provides that if an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability. Prior to taking any action under the Indenture, the Trustee and the Collateral Agent will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year (commencing with the fiscal year ending December 30, 2012), a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement and any Permitted Junior Lien Intercreditor Agreement may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each Holder of an outstanding note affected, no amendment, supplement or waiver may:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or extend the stated time for payment of interest or additional interest, if any, on any note;

          (3)   reduce the principal of or extend the Stated Maturity of any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes issued thereunder (except a rescission of acceleration of the notes issued thereunder by the Holders of at least a majority in aggregate principal amount of the notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

          (5)   reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "—Optional redemption" or, after a Change of Control has occurred, "—Change of control" whether through an amendment or waiver of provisions in the covenants or otherwise;

          (6)   make any note payable in a currency other than that stated in the note;

          (7)   impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

          (8)   make any change in the amendment provisions that require each Holder's consent or in the waiver provisions;

          (9)   modify the Subsidiary Guarantees of any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in any manner, taken as a whole, materially adverse to the Holders; or

          (10) release any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except in compliance with the terms thereof.

        In addition, without the consent of the Holders of at least 66% in principal amount of notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral from the Liens of the Collateral Documents other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement or (2) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement.

        Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement and any Permitted Junior Lien Intercreditor Agreement to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement and any Permitted Junior Lien Intercreditor Agreement;

          (3)   provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4)   add Guarantees with respect to the notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee in accordance with the applicable provisions of the Indenture;

          (5)   add additional assets as Collateral to secure the notes and Subsidiary Guarantees or to appoint a sub-collateral agent for the purposes set forth in the Security Agreement;

          (6)   release Liens in favor of the Collateral Agent in the Collateral as provided under "Security—Use and release of collateral," or otherwise in accordance with the terms of the Indenture, Collateral Documents, the Intercreditor Agreement or any Permitted Junior Lien Intercreditor Agreement;

          (7)   add to the covenants of the Company for the benefit of the Holders, add Events of Default or surrender any right or power conferred upon the Company;

          (8)   make any change that does not adversely affect the rights of any Holder in any material respect;

          (9)   comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or provide for the appointment of a successor Collateral Agent;

          (11) enter into a Permitted Junior Lien Intercreditor Agreement;

          (12) conform the text of the Indenture, the notes or the Subsidiary Guarantees to any provision of this "Description of notes" to the extent that such provision in this "Description of notes" is intended to be a verbatim recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees; or

          (13) to provide for or confirm the issuance of additional notes in accordance with the terms of the Indenture.

        In addition, no consent of the Holders will be required under the Collateral Documents, the Intercreditor Agreement and any Permitted Junior Lien Intercreditor Agreement to any amendments and other modifications to the Collateral Documents, the Intercreditor Agreement and any Permitted Junior Lien Creditor Agreement (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Priority Payment Lien Obligations or Pari Passu Lien Indebtedness that are Incurred in compliance with the Indenture and the Collateral Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Notes Obligations or that the Liens on any Collateral securing Priority Payment Lien Obligations shall have the priority set forth in the Intercreditor Agreement with respect to the Liens on such Collateral securing the Notes Obligations, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment or other modification and (C) to provide that the Liens securing the Notes Obligations are senior to the Liens securing other Indebtedness pursuant to the terms of a Permitted Junior Lien Intercreditor Agreement.

        The Trustee and the Collateral Agent shall be entitled to rely upon an Officers' Certificate and an Opinion of Counsel certifying that any Pari Passu Lien Indebtedness was or Priority Payment Lien Obligations were issued or borrowed in compliance with the Indenture and the Collateral Documents.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder's notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture, the Collateral Documents, the Intercreditor Agreement or a Permitted Junior Lien Intercreditor Agreement becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Legal defeasance and covenant defeasance

        The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding notes issued under the Indenture ("legal defeasance") except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the notes issued thereunder concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the legal defeasance provisions of the Indenture.

        If the Company exercises the legal defeasance or covenant defeasance option, the Liens on the Collateral will be released and Subsidiary Guarantees in effect at such time will terminate.

        The Company at any time may terminate its obligations described under "—Change of control" and under the covenants described under "—Certain covenants" (other than "—Certain covenants—Merger and consolidation"), the operation of the cross-default upon a payment default, cross-acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Events of default" above and the limitations contained in clause (4) of the first paragraph under "—Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under "—Events of default" above or because of the failure of the Company to comply with clause (4) of the first paragraph under "Certain covenants—Merger and consolidation" above.

        In order to exercise either legal defeasance or covenant defeasance under the Indenture:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes issued thereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (5)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (6)   the Company must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

          (7)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8)   the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, and the Collateral shall be released from the first priority lien in favor of the Collateral Agent for the benefit of the Holders, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

          (3)   the Company has paid or caused to be paid all sums payable by it on the date of the deposit under the Indenture; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any of the Subsidiary Guarantors shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreement, any Permitted Junior Lien Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities law, and it is the view of the SEC that such a waiver is against public policy.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

        The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

        The Holders of a majority in principal amount of the then outstanding notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing law

        The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The Security Agreement and the Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Acquired Indebtedness" means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, as determined by the Company with respect to a note on any date of redemption, the greater of:

          (1)   1.0% of the principal amount of such note; and

          (2)   the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such note on December 15, 2017 (such redemption price being described under "—Optional redemption"), plus (ii) the remaining scheduled interest payments due on such note through December 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such note.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Company or any Restricted Subsidiary or (2) the acquisition by the Company or any Restricted Subsidiary of assets of any Person.

        "Asset Disposition" means any sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Company is not an asset of the Company), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1)   a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (2)   the disposition of Cash Equivalents in the ordinary course of business or the voluntary termination of Hedging Obligations;

          (3)   a disposition of inventory in the ordinary course of business;

          (4)   a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to "—Certain covenants—Merger and consolidation" or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

          (7)   for purposes of "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment or a disposition subject to "—Certain covenants—Limitation on restricted payments;"

          (8)   dispositions of Capital Stock of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $10 million;

          (9)   the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

          (10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

          (11) the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

          (12) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business;

          (13) foreclosure on assets or transfers by reason of eminent domain;

          (14) any sale of Capital Stock, Indebtedness or other securities, of an Unrestricted Subsidiary;

          (15) a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Company or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;

          (16) the receipt by the Company or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

          (17) operating leases in the ordinary course of business;

          (18) the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;

          (19) the contribution of any real property (including, without limitation, land, buildings and fixtures) by the Company or any of its Restricted Subsidiaries to a pension plan to satisfy funding obligations of the Company or any of its Restricted Subsidiaries under such plan; and

          (20) the transfer of improvements, additions or alterations in connection with the lease of any property.

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means:

          (1)   with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred

Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

          (1)   U.S. dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc.;

          (4)   certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least 'A' or the equivalent thereof by Standard & Poor's Ratings Group, Inc., or "A2" or the equivalent thereof by Moody's Investors Service, Inc. or (y) the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least "A-1" or the equivalent thereof by Standard & Poor's Ratings Group, Inc. or "P-1" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause (4) above;

          (6)   commercial paper rated at the time of acquisition thereof at least "A-1" or the equivalent thereof by Standard & Poor's Ratings Group, Inc. or "P-1" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

          (7)   instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

          (8)   interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above;

          (9)   money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof "AAA" or the equivalent by Standard & Poor's Ratings Group, Inc. or "Aaa" or the equivalent thereof by Moody's Investors Service, Inc. and (iii) have portfolio assets of at least $5.0 billion; and

          (10) in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

        "Cash Management Obligations" means obligations of the Company or any Subsidiary in relation to treasury, depository or cash management services agreements (including, without limitation, purchase cards).

        "Change of Control" means:

          (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

          (2)   during any period of twelve consecutive months, a majority of the members of the Board of Directors of the Company are not Continuing Directors;

          (3)   the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary; or

          (4)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, neither the ownership nor acquisitions of shares of the capital stock of the Company by, nor the transfers of shares of the Capital Stock of the Company between, Members of the McClatchy Family or any McClatchy Family Entity shall constitute a Change in Control. For purposes of this definition, "McClatchy Family Entity" shall mean a Person in which Members of the McClatchy Family beneficially own (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as in effect on the date hereof) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of such Person.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the notes and the Subsidiary Guarantees pursuant to the Collateral Documents.

        "Collateral Agent" means The Bank of New York Mellon Trust Company, N.A., acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

        "Collateral Documents" means the Security Agreement and any other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

        "Commodity Agreement" means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary.

        "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

          (1)   increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

            (a)   consolidated interest expense; plus

            (b)   Consolidated Income Taxes; plus

            (c)   consolidated depreciation expense; plus

            (d)   consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets;" plus

            (e)   other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

            (f)    any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock); plus

            (g)   any fees, charges or other expenses made or Incurred in connection with any actual or proposed Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of Financial Accounting Standards 141R); plus

            (h)   the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or reserves or other non-recurring charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

            (i)    without duplication, for those fiscal periods completed prior to the Issue Date, all adjustments to "EBITDA" for such period used to calculate "Adjusted EBITDA" for such period as disclosed in the "Summary—Summary historical consolidated financial information" section of this prospectus;

          (2)   decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced EBITDA in any prior period); and

          (3)   increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

            (a)   any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

            (b)   all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

            (c)   any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

            (d)   effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person's consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

        Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Subsidiary Guarantor) was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (v) any write-offs of capitalized fees under the Credit Facility and all amendments thereto, (w) all non-cash charges for the amortization of purchase price adjustments in connection with the acquisition of Knight-Ridder, Inc., (x) all non-cash charges for the amortization of original issue discount with respect to the notes, (y) all non-cash interest required to be recognized in accordance with GAAP with respect to the Miami Property and (z) any interest on tax reserves to the extent the Company has elected to treat such interest as an interest expense under FIN 48 since its adoption.

        "Consolidated Leverage Ratio" means at any date of determination the ratio of: (1) the sum of the aggregate outstanding amount of Indebtedness of the Company and the Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (2) the Company's Consolidated EBITDA for the four most recently completed fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination for which financial statements are publicly available.

        For purposes of this definition, the Company's "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Indebtedness and the application of the proceeds from any Asset Disposition) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Disposition or Asset Acquisition occurred on the first day of the Four Quarter Period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Asset Disposition or Asset Acquisition which is being given pro forma effect that have been or are expected to be realized within twelve (12) months after the date of such Asset Disposition or Asset Acquisition as the result of specified actions taken or to be taken within six (6) months after such date) and, except as otherwise provided herein or (y) determined in accordance with Regulation S-X.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

          (1)   any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

            (a)   subject to the limitations contained in clauses (3) through (6) below, the Company's equity in the net income of any such Person for such period will be included (and, without duplication, and to the extent such amounts decreased the Company's equity in the net income of any such Person for such period, shall be increased by the Company's Proportionate Equity Share of the amounts described in clauses (1)(a), (1)(b), (1)(c) and 1(d) of the definition of Consolidated EBITDA that decreased the net income of such Person during such period) in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period or, without duplication, within three months following the last day of such period and prior to the date of determination or which the Company has determined as of such date of determination will be distributed imminently in respect of such period (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

            (b)   the Company's equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

          (2)   solely for the purpose of determining the amount available for Restricted Payments under clause (4)(c)(i) of the first paragraph of "—Certain Covenants—Limitation on restricted payments," any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

            (a)   subject to the limitations contained in clauses (3) through (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

            (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (3)   any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business;

          (4)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

          (5)   the after-tax effect of extraordinary gain or loss;

          (6)   the after-tax effect of the cumulative effect of a change in accounting principles;

          (7)   any after-tax effect of non-cash impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets"; and

          (8)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election either by a specific vote or by approval of a proxy statement issued by the Company on behalf of its entire Board of Directors in which such individual is named as a nominee for director.

        "Credit Facility" means the amended and restated credit agreement dated as of the Issue Date, by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain covenants—Limitation on indebtedness" and "—Certain covenants—Limitation on liens").

        "Credit Facility Obligations" means "Obligations" as defined in the Credit Facility.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Debt Facility" or "Debt Facilities" means, with respect to the Company or any Subsidiary Guarantor, one or more financing arrangements (including, without limitation, credit facilities, indentures and note purchase agreements and including the Credit Facility) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Company as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means any consideration which is not cash or Cash Equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers' Certificate executed by the Company at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

          (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of control" and "Certain covenants—Limitation on sales of assets and subsidiary stock" and unless such repurchase or redemption would comply with "Certain covenants—Limitation on restricted payments."

        "Equity Offering" means a public or private offering for cash by the Company of its Common Stock, perpetual Preferred Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Existing Notes" means the Company's 4.625% Notes due November 1, 2014, 5.750% Notes due September 1, 2017, 7.15% Debentures due November 1, 2027 and 6.875% Debentures due March 15, 2029 and any Refinancing Indebtedness in respect of any such debt securities (including successive Refinancings).

        "Fair Market Value" means, with respect to any property, the price that would reasonably be expected to be paid in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $50.0 million, in good faith by any member of the Senior Management of the Company and (y) if such decision involves the determination of Fair Market Value in excess of $50.0 million, in good faith by the Board of Directors of the Company.

        "Family Percentage Holding" means the aggregate percentage of the securities held by a Qualified Trust representing, directly or indirectly, an interest in voting shares or rights to voting shares of the Company that it is reasonable, under all the circumstances, to regard as being held beneficially for Qualified Persons (or any class consisting of two or more Qualified Persons); provided, however, always that in calculating the Family Percentage Holding (A) in respect of any power of appointment or discretionary trust capable of being exercised in favor of any of the Qualified Persons such trust or power shall be deemed to have been exercised in favor of Qualified Persons until such trust or power has been otherwise exercised; (B) where any beneficiary of a Qualified Trust has assigned, transferred or conveyed, in any manner whatsoever, his or her beneficial interest to another Person, then, for the purpose of determining the Family Percentage Holding in respect of such Qualified Trust, the Person to whom such interest has been assigned, transferred or conveyed shall be regarded as the only Person beneficially interested in the Qualified Trust in respect of such interest but in the case where the interest so assigned, transferred or conveyed is an interest in a discretionary trust or is an interest which may arise as a result of the exercise in favor of the assignor of a discretionary power of appointment and such discretionary trust or power of appointment is also capable of being exercised in favor of a Member of McClatchy Family, such discretionary trust or power shall be deemed to have been so exercised in favor of Qualified Persons until it has in fact been otherwise exercised; and (C) the interest of any Permitted Residuary Beneficiary shall be ignored until its interest has indefeasibly vested.

        "First Lien Obligations" means Priority Payment Lien Obligations, the Notes Obligations and Pari Passu Lien Indebtedness.

        "Foreign Subsidiary" means (i) any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary and (ii) any Restricted Subsidiary that is a Subsidiary of a Restricted Subsidiary described in clause (i) above that is a "controlled foreign corporation" for purposes of the Internal Revenue Code of 1986, as amended.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that, except as otherwise provided in the Indenture, all calculations made for purposes of determining compliance with the terms of the Indenture shall use GAAP as in effect on the Issue Date. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

        "Good Faith by the Company" means the decision in good faith by a responsible financial or accounting officer of the Company.

        "Guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Holder" means a Person in whose name a note is registered on the Registrar's books.

        "Immaterial Subsidiary" means, as of any date, any Wholly Owned Subsidiary (other than a Foreign Subsidiary) whose total assets, as of that date, are less than $5.0 million and whose total revenues for the most recent 12-month period do not exceed $5.0 million; provided that a Wholly Owned Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Incurs any Pari Passu Lien Indebtedness or Priority Payment Lien Obligations.

        "Incur" means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers' acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers' acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers' acceptances or similar instruments;

          (4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

          (5)   Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

          (6)   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such indebtedness of such other Persons;

          (8)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

          (9)   to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        In no event shall the term "Indebtedness" include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP or (v) any customer deposits or advance payments received in the ordinary course of business.

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness," provided that such money is held to secure the payment of such interest.

        "Independent Financial Advisor" means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

        "Intercreditor Agreement" means the Intercreditor Agreement to be entered into among the Company, the Subsidiary Guarantors, the Trustee, the Collateral Agent, on behalf of itself and the Holders, and the Credit Facility Collateral Agent, on behalf of itself and the lenders under the Credit Facility, as the same may be amended, supplemented or otherwise modified from time to time.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

          (2)   endorsements of negotiable instruments and documents in the ordinary course of business;

          (3)   an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company;

          (4)   a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person who made it;

          (5)   an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

          (6)   licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

        For purposes of "—Certain covenants—Limitation on restricted payments,"

          (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's aggregate "Investment" in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc., in each case, with a stable or better outlook; provided that a change in outlook shall not by itself cause the Company to lose its Investment Grade Rating.

        "Issue Date" means December 18, 2012.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

        "Member of the McClatchy Family" means: (1) Trust for the Primary Benefit of James B. McClatchy, Trust for the Primary Benefit of William Ellery McClatchy, Trust for the Primary Benefit of Charles K. McClatchy, Trust for the Primary Benefit of Sue Stiles, James B. McClatchy Trust, McClatchy 1997 Charitable Remainder Trust, Molly Maloney Evangelisti, Brown McClatchy Maloney, Betty Lou Maloney Trust, William Ellery McClatchy, Kevin McClatchy, Adair McClatchy, Carlos McClatchy, William McClatchy, Trust A U/W of C. K. McClatchy, Trust FBO Britney Beth Maloney, Trust FBO Cortney Cate Maloney, Trust FBO Blaire Brinnen Maloney, Trust FBO Mallory McClatchy Maloney, 1993 Revocable Trust FBO Charles McClatchy, and Carolan Kelly Stiles; (2) the spouse, for the time being and from time to time, of any Person listed in clause (1) above; (3) after the death of any Person listed in clause (1) above, the widow or widower, if any, of any Person listed in clause (1) above; (4) the issue of any Person listed in clause (1) above; (5) individuals adopted by any Person listed in clause (1) above or adopted by any of the issue of any Person listed in clause (1) above; provided, however, that such individuals have not attained the age of majority at the date of such adoption, together with the issue of any such adopted individuals; provided that if any Person is born out of wedlock he shall not be deemed to be the issue of another Person for the purposes hereof unless and until he is proven or acknowledged to be the issue of such Person; or (6) a Qualified Trust, but only to the extent of its Family Percentage Holding of voting shares or rights to voting shares of the capital stock of the Company at such time.

        "Miami Property" means the real property described in that certain Contract for Purchase and Sale of Real Property effective as of March 3, 2005 by and between The Miami Herald Publishing Company, Richwood, Inc., KR and Citisquare Group, LLC.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1)   all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

          (2)   all payments made on any Indebtedness (other than Priority Payment Lien Obligations, Pari Passu Lien Indebtedness and Indebtedness secured by Liens that are junior to the Liens securing the notes) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters; and

          (5)   any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition);

        provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock of the Company or any Restricted Subsidiary or Indebtedness, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Guarantor Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor.

        "Non-Recourse Debt" means Indebtedness of a Person:

          (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

        "Notes Obligations" means Obligations in respect of the notes, the Subsidiary Guarantees and the Indenture.

        "Notes First Lien Percentage" means, at any time for purposes of "—Certain covenants—Limitation on sales of assets and subsidiary stock," a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of the notes at such time and the denominator of which is the outstanding principal amount of all outstanding Pari Passu Lien Indebtedness (including the notes) at such time requiring a prepayment from a specified Asset Disposition.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foregoing law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. Officer of any Subsidiary Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or a Subsidiary Guarantor.

        "Pari Passu Lien Indebtedness" means any Indebtedness that is secured by a Lien permitted by clause (1) or (35) (or, to the extent relating to Refinancings of Indebtedness secured by Liens permitted by either such clause, (19)) of the definition of "Permitted Liens" and the Obligations in respect of which Indebtedness that do not constitute Priority Payment Lien Obligations.

        "Pari Passu Indebtedness Secured Parties" means the holders of Notes Obligations and Obligations in respect of other Pari Passu Lien Indebtedness.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)   the Company or a Restricted Subsidiary, including through the purchase of Capital Stock of a Restricted Subsidiary;

          (2)   any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (3)   cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

          (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.0 million with respect to all loans or advances or guarantees made since the Issue Date (without giving effect to the forgiveness of any such loan);

          (7)   any Investment acquired by the Company or any of its Restricted Subsidiaries:

            (a)   in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

            (b)   as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

            (c)   in the form of notes payable, or stock or other securities issued by account debtors to the Company or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor's accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

          (8)   Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with "—Certain covenants—Limitation on sales of assets and subsidiary stock" or any other disposition of assets not constituting an Asset Disposition;

          (9)   Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

          (10) any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain covenants—Limitation on indebtedness;"

          (11) Guarantees of Indebtedness issued in accordance with "—Certain covenants—Limitation on indebtedness;"

          (12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

          (13) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (14) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (15) prepayments and other credits to suppliers made in the ordinary course of business;

          (16) endorsements of negotiable instruments and documents in the ordinary course of business;

          (17) loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

          (18) Investments by the Company in connection with joint production arrangements in the form of dispositions of equipment to a joint venture entity in exchange for Capital Stock of or Indebtedness of the joint venture entity so long as within 30 days after such disposition but subject to the definition of Excluded Property, the Company's or the applicable Restricted Subsidiary's Capital Stock or Indebtedness in such entity are pledged to the Collateral Agent; and

          (19) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount at the time of such Investment not to exceed $150.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Junior Lien Intercreditor Agreement" means an intercreditor agreement among the Collateral Agent, one or more collateral agents for any other class of First Lien Obligations and the trustee or agent for the holders of any obligations secured by Liens that are subordinated to the Liens securing the notes and any other First Lien Obligations (the "Junior Liens"), on terms set forth in the form of junior lien intercreditor agreement attached an exhibit to the Indenture (with such changes thereto as the Company determines are not adverse to the Holders in any material respect) which form provides, among other things:

  •
  Lien Priority.  Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the Notes Obligations and any other First Lien Obligations and such Junior Liens, the Liens securing the Notes Obligations and such other First Lien Obligations shall rank senior to any Junior Liens on the Collateral.

  •
  Prohibition on Contesting Liens and Obligations.  No holder of any obligation secured by any Junior Liens shall contest the validity or enforceability of the Liens securing the Notes Obligations or any other First Lien Obligations.

  •
  Exercise of Remedies and Release of Liens.  Until the payment and discharge in full of the Notes Obligations and any other First Lien Obligations, the Collateral Agent or any other collateral agent representing holders of any other First Lien Obligations will have the sole power to exercise remedies against the Collateral (subject to the right of the holders of obligations secured by Junior Liens to take protective measures with respect to the Junior Liens that the Company determines are customarily provided to junior lien creditors) and to foreclose upon and dispose of the Collateral. Upon any private or public sale of Collateral taken in connection with the exercise of remedies by the Collateral Agent which results in the release of the Liens securing the Notes Obligations and any other First Lien Obligations, the Junior Liens on such item of Collateral will be automatically released.

  •
  Application of Proceeds and Turn-Over Provisions.  In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving the Company or any Subsidiary Guarantor, all proceeds of Collateral will first be applied to the repayment of all Notes Obligations and any other First Lien Obligations prior to being applied to the obligations secured by such Junior Liens. If any holder of an obligation secured by Junior Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent or another collateral agent representing holders of First Lien Obligations.

  •
  Certain Matters in Connection with Liquidation and Insolvency Proceedings.

  •
  Debtor-in-Possession Financings.  In connection with any insolvency or liquidation proceeding of the Company or any Subsidiary Guarantor, the Collateral Agent or holders of Pari Passu Lien Indebtedness may consent to debtor-in-possession financings secured by a Lien on the Collateral ranking prior to or pari passu with the Lien on such Collateral securing the Notes Obligations or such Pari Passu Lien Indebtedness to the use of cash collateral constituting proceeds of the Collateral without the consent of any holder of obligations secured by Junior Liens, and no holder of obligations secured by such Junior Liens shall be entitled to object to such use of cash collateral or debtor-in-possession financing or to seek "adequate protection" in connection therewith (other than in the form of a junior lien on any additional items of collateral for the notes which are granted in connection with such debtor-in-possession financing or use of cash collateral).

  •
  Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest.  No holder of any obligation secured by Junior Liens may, without the consent of the Holders of Notes Obligations (x) seek relief from the automatic stay with respect to any Collateral, (y) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent (provided that the Junior Liens attach to the proceeds of such sale with the priority set forth in the Permitted Junior Lien Intercreditor Agreement) or (z) object to any claim of any Holder to post-petition interest, fees or expenses on account of the Liens securing the notes.

  •
  Plans of Reorganization.  No holder of obligations secured by Junior Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the Intercreditor Agreement without the consent of the Holders.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the Collateral securing Indebtedness Incurred pursuant to clause (1) of the second paragraph under "—Certain covenants—Limitation on indebtedness;"

          (2)   pledges or deposits by such Person under workers' compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law and carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens, in each case Incurred in the ordinary course of business;

          (4)   Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers' acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (6)   minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/ Leaseback Transaction Incurred pursuant to clause (17) of the second paragraph of "—Certain covenants—Limitation on indebtedness" or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (10)(B):

            (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and

            (b)   such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

          (11) Liens that constitute banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date (other than Liens permitted under clause (1) above or (35)(x)(A) below);

          (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

          (17) Liens on Capital Stock of Unrestricted Subsidiaries and Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary; provided that such Liens were not incurred in connection with or in contemplation of such designation;

          (18) deposits as security for contested taxes or contested import to customs duties;

          (19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1), (10), (13), (14), (15), (19) or (35)(y) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being Refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (20) any interest or title of a lessor under any operating lease;

          (21) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

          (23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (24) Liens on funds of the Company or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Company or the Subsidiaries;

          (25) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

          (26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

          (27) Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to clause (12) under the covenant described under "—Certain covenants—Limitation on indebtedness" to finance the payment of premiums on the insurance policies subject to such Liens;

          (28) statutory, common law or contractual Liens of landlords;

          (29) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under "—Certain covenants—Limitation on indebtedness" is incurred;

          (30) Liens on any cash earnest money deposit made by the Company or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by the Indenture;

          (31) Liens in favor of credit card processors granted in the ordinary course of business;

          (32) Liens arising in connection with Cash Equivalents describe in clause (5) of the definition of Cash Equivalents;

          (33) Liens securing other obligations in an amount not to exceed $25.0 million at any time outstanding;

          (34) Liens securing cash management obligations incurred in the ordinary course of business; and

          (35) Liens securing (x)(A) Indebtedness Incurred pursuant to clause (2) of the second paragraph under "—Certain covenants—Limitation on indebtedness", (B) Hedging Obligations and Cash Management Obligations that are secured ratably (other than with respect to cash collateral for letters of credit) with Indebtedness outstanding pursuant to clause (2) of the second paragraph under "—Certain covenants—Limitation on indebtedness" and (C) Liens on cash or deposits granted to the collateral agent with respect to Indebtedness Incurred pursuant to clause (2) of the second paragraph under "—Certain covenants—Limitation of indebtedness" in respect of letters of credit issued and outstanding thereunder and (y) additional Pari Passu Lien Indebtedness in excess of the maximum amount permitted by clause (x)(A) above to the extent that after giving pro forma effect to the Incurrence of such Indebtedness under this clause (y) and the application of the proceeds therefrom on such date, the Priority Leverage Ratio of the Company and the Restricted Subsidiaries would not exceed 2.75 to 1.00; provided that such Liens are subject to the terms of the Intercreditor Agreement; provided, further, that for all purposes of this clause (35) only, Indebtedness under a revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated.

        "Permitted Residuary Beneficiary" means any Person who is a beneficiary of a Qualified Trust and, under the terms of the Qualified Trust, is entitled to distributions out of the capital of such Qualified Trust only after the death of all of the Qualified Persons who are beneficiaries of such Qualified Trust.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Priority Payment Lien Obligations" means Obligations under (i) the Credit Facility as in effect on the Issue Date (and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof) and any other Indebtedness secured by Liens permitted by clause (35)(x)(A) of the definition of Permitted Liens that the Company has designated as "Priority Payment Lien Obligations" under the Intercreditor Agreement; provided that any Obligations in respect of loans, notes or letters of credit in excess of $100.0 million in the aggregate shall not constitute Priority Payment Lien Obligations pursuant to this clause (i), and (ii) Hedging Obligations and Cash Management Obligations that are secured ratably (other than with respect to cash collateral for letters of credit) with Indebtedness outstanding pursuant to clause (2) of the second paragraph under "—Certain covenants—Limitation on indebtedness."

        "Priority Leverage Ratio" means, at any date, the ratio of:

            (i)  the sum, without duplication, of (x) the aggregate principal amount of Priority Payment Lien Obligations and Pari Passu Lien Indebtedness of the Company and its Restricted Subsidiaries and (y) the aggregate principal amount of Indebtedness (other than Guarantor Subordinated Obligations) of the Subsidiary Guarantors, in each case, as of such date of calculation (determined on a consolidated basis in accordance with GAAP); provided that for purposes of calculating the Priority Leverage Ratio other than for purposes of determining the permissibility of any transaction under "—Certain covenants—Limitation on restricted payments," without duplication (A) Indebtedness under a revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated and (B) the maximum permitted amount of Priority Payment Lien Obligations then permitted to be Incurred shall be deemed to be outstanding, to

           (ii)  Consolidated EBITDA of the Company for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred;

        and in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

        "Proportionate Equity Share" means, with respect to the Company's equity in the net income of any Person included in the Company's Consolidated Net Income pursuant to clause (1) of the definition thereof, the ratio of the Company's equity in the net income of such Person during the applicable period to the total net income of such Person for such period.

        "Purchase Money Indebtedness" means Indebtedness (including Capitalized Lease Obligations) Incurred (within 365 days of such purchase or lease) to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets).

        "Qualified Person" means a Person referred to in clauses (1) through (5) of the definition of "Member of the McClatchy Family" or the spouse, widow or widower for the time being and from time to time of any Person described in clause (4) or (5) of the definition of "Member of the McClatchy Family."

        "Qualified Trust" means a trust (whether testamentary or inter vivos) any beneficiary of which is a Qualified Person.

        "Rating Agencies" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness.

        "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not Refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness, provided, however, that:

          (1)   if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the notes, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

          (2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

          (3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and costs, fees and expenses Incurred in connection therewith);

          (4)   if the Indebtedness being Refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced; and

          (5)   Refinancing Indebtedness shall not include (x) Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor, (y) Indebtedness of a Subsidiary Guarantor that refinances Existing Notes that mature after December 15, 2022 or (z) Indebtedness of a Subsidiary Guarantor that refinances Existing Notes that mature on or prior to December 15, 2022 unless (i) on the date such Indebtedness is incurred and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis the Priority Leverage Ratio would be no greater than 2.75 to 1.00 or (ii) such Indebtedness constitutes Guarantor Subordinated Obligations.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Subsidiary Guarantors and the initial purchasers entered into in connection with the notes.

        "Related Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension or evolution of any of the forgoing, including without limitation, the online business of the Company and its Restricted Subsidiaries.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or such Restricted Subsidiary leases it from such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Secured Party" means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Management" means the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement. No Indebtedness of the Company shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

        "Subsidiary" of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee" means, individually, any Guarantee by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

        "Subsidiary Guarantor" means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

        "substantially concurrent" means, with respect to two or more events, the occurrence of such events within 45 days of each other.

        "Trade Payables" means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Treasury Rate" means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2017; provided, however, that if the period from the redemption date to December 15, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Officer" means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

        "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means such successor.

        "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

          (3)   such designation and the Investment of the Company in such Subsidiary complies with "—Certain covenants—Limitation on restricted payments;"

          (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

          (5)   such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

            (a)   to subscribe for additional Capital Stock of such Person; or

            (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Certain covenants—Limitation on indebtedness" covenant on a pro forma basis taking into account such designation.

        "U.S. Government obligations" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares or local ownership shares) is owned by the Company or another Wholly Owned Subsidiary.

 Exchange offer and registration rights agreement

        We entered into a registration rights agreement with the initial purchasers on December 18, 2013. In that agreement, we agreed for the benefit of the holders of the notes that we will use our reasonable efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of notes registered with the Commission with terms substantially identical in all material respects to the notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below for failure to comply with the registration rights obligations). We have filed this registration statement to meet our obligations under this registration rights agreement. For details regarding the exchange offer, see "The exchange offer."

        If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until two years after the closing date or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder named therein copies of a prospectus, notify each such noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes as required under the provisions of the registration rights agreement. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). We may require each noteholder requesting to be named as a selling security holder in the shelf registration statement to furnish to us such information regarding the noteholder and the distribution of the notes or exchange notes by such noteholder as we may from time to time reasonably require for inclusion of the noteholder in the shelf registration statement. We may refuse to name a noteholder as a selling security holder if such noteholder fails to provide us with such requested information.

        If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the closing date, the annual interest rate borne by the notes will be increased by 0.25% per annum (which interest rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.5% per annum) until the earliest of the date that the exchange offer is completed, the shelf registration statement is declared effective or two years after the original issue date of the notes. The amounts of additional interest will be payable in cash on the same interest payment dates as interest on the notes is payable.

        If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

        This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

 Book-entry settlement and clearance

        The exchange notes will be represented by permanent global notes in definitive, fully registered book-entry form (each, a "global security") which will be registered in the name of a nominee of The Depository Trust Company, or DTC, and deposited on behalf of purchasers of the exchange notes represented thereby with the trustee as custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

        You may hold your beneficial interests in a global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC (called "participants").

        Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        Payment of principal of, premium (if any) and interest on the exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. We expect that upon receipt of any payment of principal of or interest on any global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. We expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants or indirect participants.

        Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security for any exchange notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a global security owning through such participants.

        A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

        Any global security that is exchangeable for certificated notes pursuant to one of the provisions set forth above will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated notes:

  •
  certificated notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000,

  •
  payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at our office or agency maintained for such purposes, and

  •
  no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such global security for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised us that DTC is:

  •
  a limited-purpose trust company organized under the laws of the State of New York,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Certain U.S. federal income tax considerations

        This section is a discussion of certain U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange offer. This summary generally applies only to beneficial owners of the notes that hold the notes as "capital assets" (generally, for investment), and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules (such as partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or residents of the United States, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

        INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

        As used herein, the term "U.S. holder" means a beneficial owner of the notes that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "non-U.S. holder" is a beneficial owner of the notes that is an individual, corporation, estate or trust and is not a U.S. holder. If any partnership or other entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer, and of purchasing, owning and disposing of the exchange notes.

        The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder should have the same tax basis and holding period in the exchange notes as the holder had in the original notes immediately before the exchange.

Plan of distribution

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 22, 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to this exchange offer, excluding underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of notes by a holder, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act in connection with the exchange offer.

        Each broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to such broker-dealer, such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

 Legal matters

        Certain legal matters relating to the validity of the notes offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and New York, New York.

Experts

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read any reports, proxy statements or other information that we file with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including The McClatchy Company. The Commission's Internet site can be found at www.sec.gov. Periodic and current reports we file with the Commission are available at our website www.mcclatchy.com. Information on our website is not incorporated by reference into this prospectus.

        We "incorporate by reference" into this prospectus the documents listed below:

          1.     Our Annual Report on Form 10-K for the year ended December 30, 2012, filed with the Commission on March 6, 2013, and our financial statements for the year ended December 30, 2012 as amended by our Annual Report on Form 10-K/A for the year ended December 30, 2012 filed with the Commission on June 21, 2013;

          2.     The portion of our Proxy Statement for our 2013 Annual Meeting of Stockholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 (but do not incorporate such Annual Report);

          3.     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 10, 2013 and our financial statements for the quarter ended March 31, 2013 as revised by the consolidated financial statements provided elsewhere in this prospectus; and

          4.     Our Current Reports on Form 8-K, filed with the Commission on March 22, 2013 and May 16, 2013, and on Form 8-K/A on May 22, 2013.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall also be deemed to be incorporated herein by reference. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. Any such information incorporated by reference would be an important part of this prospectus.

        Information in this prospectus supersedes information that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request copies of our filings with the Commission and forms of documents pertaining to the securities offered hereby referred to in this prospectus without charge, by written or telephonic request directed to us at The McClatchy Company, 2100 Q Street, Sacramento, California 95816, Attention: Investor Relations, Telephone: (916) 321-1844.

$910,000,000

Offer To Exchange

9.00% Senior Secured Notes due 2022

Registered under the Securities Act

for

All Outstanding 9.00% Senior Secured Notes due 2022

of

The McClatchy Company

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 22, 2013, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.